                                                                    EXHIBIT 99.1

ITEM 6.  SELECTED FINANCIAL DATA

      The following table sets forth selected financial and operating information on a historical basis. The historical operating data for the four years ended December 31, 2003 have been derived from the historical financial statements of the Company; however, they have been restated to reflect adjustments that are further explained in Note 2 of the Notes to Consolidated Financial Statements. The following information should be read in conjunction with Item 8.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                  CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
         (Amounts in thousands, except for per share and property data)

                                                                    (1) YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------------
                                                       2004         2003         2002       2001        2000
                                                     ---------   ----------   ---------  ----------   --------
                                                                 (Restated)   (Restated) (Restated)
PROPERTY OPERATIONS:
  Community base rental income...................    $ 204,190   $  189,915    $187,406  $  183,580   $177,601
  Resort base rental income......................       54,841       11,779       9,143       5,743      7,404
  Utility and other income.......................       24,278       19,411      18,933      19,628     18,820
                                                     ---------   ----------   ---------  ----------   --------
     Property operating revenues.................      283,309      221,105     215,482     208,951    203,825

  Property operating and maintenance.............       92,121       61,945      59,839      57,780     55,011
  Real estate taxes..............................       22,723       18,011      16,919      16,047     15,535
  Property management............................       12,852        9,373       9,292       8,973      8,690
                                                     ---------   ----------   ---------  ----------   --------
     Property operating expenses (exclusive of
     depreciation shown separately below)........      127,696       89,329      86,050      82,800     79,236
                                                     ---------   ----------   ---------  ----------   --------
         Income from property operations.........      155,613      131,776     129,432     126,151    124,589

HOME SALES OPERATIONS:
  Gross revenues from inventory home sales.......       47,404       36,472      33,262         ---        ---
  Cost of inventory home sales...................      (41,577)     (31,615)    (26,922)        ---        ---
                                                     ---------   ----------   ---------  ----------   --------
         Gross profit from inventory home sales..        5,827        4,857       6,340         ---        ---
  Brokered resale revenues, net..................        2,176        1,714       1,558         ---        ---
  Home selling expenses..........................       (8,630)      (7,287)     (7,570)        ---        ---
  Ancillary services revenues, net...............        2,743          162         448         ---        ---
                                                     ---------   ----------   ---------  ----------   --------
     Income (loss) from home sales operations &
        other....................................        2,116         (554)        776         ---        ---

OTHER INCOME (EXPENSES):
  Interest income................................        1,391        1,695         967         639      1,009
  Equity in income of affiliates.................          ---          ---         ---       1,758      2,408
  Income from other investments (2)..............        3,475          956         316         383        150
  General and administrative.....................       (9,243)      (8,060)     (8,192)     (6,687)    (6,423)
  Rent control initiatives.......................       (2,412)      (2,352)     (5,698)     (2,358)       ---
  Interest and related amortization (3)..........      (90,970)     (58,206)    (50,725)    (51,287)   (53,280)
  Depreciation on corporate assets...............       (1,657)      (1,240)     (1,277)     (1,243)    (1,139)
  Depreciation on real estate assets and other
     costs.......................................      (47,541)     (35,924)    (33,160)    (32,181)   (32,202)
                                                     ---------   ----------   ---------  ----------   --------
         Total other income (expenses)...........    ( 146,957)    (103,131)    (97,769)    (90,976)   (89,477)

     Income before minority interests, equity in
        income of unconsolidated joint ventures,
        loss on extinguishment of debt, gain on
        sale of property and discontinued
        operations...............................       10,772       28,091      32,439      35,175     35,112

  (Income) allocated to Common OP Units..........         (608)      (3,431)     (4,230)     (6,612)    (7,311)
  (Income) allocated to Perpetual Preferred OP
     Units.......................................      (11,284)     (11,252)    (11,252)    (11,252)   (11,252)
  Equity in income of unconsolidated joint
        ventures.................................        3,739          340         235         282          8
                                                     ---------   ----------   ---------  ----------   --------
     Income before loss on extinguishment of
        debt, gain on sale of properties and
        other, and discontinued operations.......        2,619       13,748      17,192      17,593     16,557
                                                     ---------   ----------   ---------  ----------   --------
  Loss on the extinguishment of debt.............          ---          ---         ---         ---     (1,041)
  Gain on sale of properties and other...........            2          ---         ---       8,168     12,053
                                                     ---------   ----------   ---------  ----------   --------
     Income from continuing operations...........        2,621       13,748      17,192      25,761     27,569
                                                     ---------   ----------   ---------  ----------   --------

DISCONTINUED OPERATIONS:
  Discontinued Operations........................        2,450        4,607       7,387       7,525      7,225
  Depreciation on discontinued operations........       (1,353)      (1,476)     (2,150)     (1,964)    (1,697)
  Gain on sale of discontinued properties and
     other.......................................          636       10,826      13,014         ---        ---
  Minority interests on discontinued operations..         (328)      (2,573)     (3,556)     (1,125)    (1,152)
                                                     ---------   ----------   ---------  ----------   --------
     Income from discontinued operations.........        1,405       11,384      14,695       4,436      4,376

                                                     ---------   ----------   ---------  ----------   --------
     NET INCOME AVAILABLE FOR COMMON SHARES......    $   4,026   $   25,132   $  31,887  $   30,197   $ 31,945
                                                     =========   ==========   =========  ==========   ========

                        EQUITY LIFESTYLE PROPERTIES, INC.
                  CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                                   (continued)
         (Amounts in thousands, except for per share and property data)

                                                                                (1) AS OF DECEMBER 31,
                                                            ----------------------------------------------------------
                                                               2004        2003        2002        2001        2000
                                                            ----------  ----------  ----------  ----------  ----------
                                                                        (Restated)  (Restated)  (Restated)
EARNINGS PER COMMON SHARE - BASIC:
     Income from continuing operations....................  $     0.12  $     0.62  $     0.80  $     1.23  $     1.29
     Income from discontinued operations..................  $     0.06  $     0.52  $     0.68  $     0.21  $     0.20
     Net income available for Common Shares...............  $     0.18  $     1.14  $     1.48  $     1.44  $     1.49

EARNINGS PER COMMON SHARE - FULLY DILUTED:
     Income from continuing operations....................  $     0.11  $     0.61  $     0.78  $     1.20  $     1.27
     Income from discontinued operations..................  $     0.06  $     0.50  $     0.66  $     0.20  $     0.20
     Net income available for Common Shares...............  $     0.17  $     1.11  $     1.44  $     1.40  $     1.47

     Distributions declared per Common Share outstanding    $     0.05  $    9.485  $     1.90  $     1.78  $     1.66
     (3)..................................................

     Weighted average Common Shares outstanding - basic...      22,849      22,077      21,617      21,036      21,469
     Weighted average Common OP Units outstanding.........       6,067       5,342       5,403       5,466       5,592
     Weighted average Common Shares outstanding - fully         29,465      28,002      27,632      27,010      27,408
     diluted..............................................

BALANCE SHEET DATA:
     Real estate, before accumulated depreciation (4).....  $2,035,790  $1,309,705  $1,296,007  $1,238,138  $1,218,176
     Total assets.........................................   1,886,289   1,463,507   1,154,794   1,099,447   1,104,304
     Total mortgages and loans (3)........................   1,653,051   1,076,183     760,233     708,857     719,684
     Minority interests...................................     134,771     124,634     166,889     170,675     171,271
     Stockholders' equity (3).............................      31,844      (2,528)    171,175     173,264     168,095

OTHER DATA:
     Funds from operations (5)............................  $   54,448  $   58,479   $  62,695  $   64,599  $   63,807
     Net cash flow:
        Operating activities..............................  $   46,733  $   75,163   $  80,176  $   80,708  $   68,001
        Investing activities..............................  $ (366,654) $     (598)  $ (72,973) $  (23,067) $   23,102
        Financing activities..............................  $     (514) $  243,905   $  (1,287) $  (59,134) $  (94,932)

     Total Properties (at end of period) .................         275         142         142         149         154
     Total sites (at end of period).......................     101,231      52,349      51,582      50,663      51,304

(1) See the Consolidated Financial Statements of the Company included elsewhere herein. Certain 2003, 2002, 2001, and 2000 amounts have been reclassified to conform to the 2004 financial presentation. Such reclassifications have no effect on the operations or equity as originally presented.

      Net Income for the years ended December 31, 2003, 2002 and 2001 have been restated (see Note 2 of the Notes to Consolidated Financial Statements contained in Item 8) to reflect a change in the Company's accounting policy with regards to its rent control initiatives. The Company received a comment letter from the SEC with regard to prior filings. These issues were outlined in our press release dated March 4, 2005. The issues have been resolved and resulted in this restatement.

(2) On November 10, 2004, we acquired KTTI Holding Company, Inc., owner of 57 Properties and approximately 3,000 acres of vacant land, for $160 million ("Thousand Trails Transaction"). These Properties are leased to Thousand Trails, the largest operator of membership-based campgrounds in the United States. The Company has provided a long-term lease of the real estate (excluding the vacant land) to Thousand Trails, which will continue to operate the Properties for the benefit of its approximately 108,000 members nationwide. The Properties are located in 16 states (primarily in the western and southern United States) and British Columbia, and contain 17,911 sites. The lease will generate $16 million in rental income to the Company on an absolute triple net basis, subject to annual escalations of 3.25%. As of December 31, 2004, approximately $2.3 million represents income for November 10, 2004 through December 31, 2004.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                  CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                                   (continued)

(3) On October 17, 2003, we closed 49 mortgage loans collateralized by 51 Properties (the "Recap") providing total proceeds of approximately $501 million at a weighted average interest rate of 5.84% and with a weighted average maturity of approximately 9 years. Approximately $170 million of the proceeds were used to repay amounts outstanding on the Company's line of credit and term loan. Approximately $225 million was used to pay a special distribution of $8.00 per share on January 16, 2004. The remaining funds were used for investment purposes in 2004. The Recap resulted in increased interest and amortization expense and the special distribution resulted in decreased stockholder's equity.

      In connection with the $501 million borrowing and subsequent special distribution, on February 27, 2004, the Company contributed all of its assets to MHC Trust, a newly formed Maryland real estate investment trust, including the Company's entire partnership interest in the Operating Partnership. This restructuring resulted in a step-up in the Company's tax basis in its assets, generating future depreciation deductions, which in turn will reduce the Company's future distribution requirements. This provides the Company with greater financial flexibility and greater growth potential (see Note 5 of the Notes to Consolidated Financial Statements contained in Item 8).

(4) We believe that the book value of the Properties, which reflects the historical costs of such real estate assets less accumulated depreciation, is less than the current market value of the Properties.

(5) Funds from Operations ("FFO") is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), to be an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

      FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of Properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT's operating performance. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with "Selected Financial Data" and the historical Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form 10-K. The following discussion may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties, including, but not limited to, the effects of future events on the Company's financial performance; the adverse impact of external factors such as inflation and consumer confidence; interest rates; and the risks associated with real estate ownership.

2004 ACCOMPLISHMENTS

      -     Invested in 135 Properties with approximately 50,000 sites.

      -     Increased presence in Florida and Arizona markets.

      -     Increased home sales volumes and profitability.

      - Changed our name from Manufactured Home Communities, Inc. to Equity Lifestyle Properties, Inc., symbolizing our focus on lifestyle-oriented customers.

      - Developed relationships with leading brand names such as Encore and Thousand Trails, creating a larger customer resource base.

OVERVIEW AND OUTLOOK

      Occupancy in our Properties as well as our ability to increase rental rates directly affect revenues. Our revenue streams are predominantly derived from customers renting our sites on a long-term basis.

      We have approximately 58,200 annual sites with average annual revenue of approximately $4,400 per site. We have 7,200 seasonal sites, which are leased to customers generally for 3 to 6 months, for which we expect to collect rent in the range of $1,700 to $1,800. We also have 6,000 transient sites, occupied by customers who lease on a short-term basis, for which we expect to collect annual rent in the range of $2,000 to $2,100. We expect to service 60,000 customers with these sites. There is significant demand for these sites. However, we consider this revenue stream to be our most volatile. It is subject to weather conditions, gas prices, and other factors affecting the marginal RV customer's vacation and travel preferences. Finally, we have approximately 17,900 Thousand Trails sites for which we receive ground rent of $16 million annually. This rent is classified in Other Income in the Consolidated Statements of Operations. We have interests in Properties owning approximately 11,800 sites for which revenue is classified as Equity in Income from Unconsolidated Joint Ventures in the Consolidated Statements of Operations.

PROPERTY ACQUISITIONS, JOINT VENTURES AND DISPOSITIONS

      The following chart lists the Properties or portfolios acquired, invested in, or sold since January 1, 2003:

              PROPERTY                                    TRANSACTION DATE      SITES
              --------                                   ------------------    -------
TOTAL SITES AS OF JANUARY 1, 2003...................                            52,349

PROPERTY OR PORTFOLIO (# OF PROPERTIES
 IN PARENTHESES):
     Toby's.........................................     December 3, 2003          379
     Araby Acres....................................     December 15, 2003         337
     Foothill Village ..............................     December 15, 2003         180
     O'Connell's ...................................     January 15, 2004          668
     Spring Gulch...................................     January 30, 2004          420
     Paradise.......................................     February 3, 2004          950
     Twin Lakes.....................................     February 18, 2004         400
     Lakeside.......................................     February 19, 2004          95
     Diversified Portfolio (10).....................     February 5, 2004        2,567
     NHC Portfolio (28).............................     February 17, 2004      11,311
     Viewpoint......................................     May 3, 2004             1,928
     Cactus Gardens.................................     May 12, 2004              430
     Monte Vista....................................     May 13, 2004              832
     GE Portfolio (5)...............................     May 14, 2004            1,155
     Yukon Trails...................................     September 8, 2004         214
     Caledonia......................................     November 4, 2004          247
     Thousand Trails (57)...........................     November 10, 2004      17,911
     Fremont........................................     December 30, 2004         325

JOINT VENTURES:
     Lake Myers.....................................     December 18, 2003         425
     Pine Haven.....................................     January 21, 2004          625
     Twin Mills.....................................     January 27, 2004          501
     Indian Wells...................................     February 17, 2004         350
     Plymouth Rock..................................     February 10, 2004         609
     Mesa Verde.....................................     May 18, 2004              345
     Winter Garden..................................     May 18, 2004              350
     Arrowhead......................................     August 20, 2004           377
     Sun Valley.....................................     September 10, 2004        265
     Appalachian....................................     October 26, 2004          357
     Robin Hill.....................................     November 5, 2004          270
     Round Top......................................     December 22, 2004         319

MEZZANINE INVESTMENTS (11)..........................     February 3, 2004        5,054

DISPOSITIONS:
     Independence Hill..............................     June 6, 2003             (203)
     Brook Gardens..................................     June 6, 2003             (424)
     Pheasant Ridge.................................     June 30, 2003            (101)
     Lake Placid....................................     May 28, 2004             (408)
     Manatee (Joint Venture)........................     September 1, 2004        (290)

EXPANSION SITE DEVELOPMENT AND OTHER:
     Sites added (reconfigured) in 2003.............                               (35)
     Sites added (reconfigured) in 2004.............                               147
                                                                               -------
TOTAL SITES AS OF DECEMBER 31, 2004.................                           101,231
                                                                               =======

RESTATEMENT OF FINANCIAL STATEMENTS

      During 2004, the Company changed the way it accounted for costs incurred in pursuing certain rent control initiatives. As a result, the Company has restated its Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 to expense the costs of the initiatives in the year in which they were incurred because the previous method of accounting for the costs was determined to be incorrect. The Company had historically classified these costs, primarily legal, in other assets. To the extent the Company's efforts to effectively change the use and operations of the Properties were successful, the Company capitalized the costs to land improvements as an increase in the established value of the revised project and depreciated them over 30 years. To the extent these efforts were not successful, the costs would have been expensed.

      See Note 2 to the Consolidated Financial Statements of this report for a summary of the effects of these changes on the Company's consolidated balance sheets as of December 31, 2003, 2002 and 2001 and consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001. The accompanying Management's Discussion and Analysis gives effect to these corrections. The significance of the increase in expenses due to this change is not necessarily determinable in future periods and depend on future rulings of the United States Supreme Court.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. We believe that the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

      In accordance with the Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), we allocate the purchase price of Properties we acquire to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be available in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

      We periodically evaluate our long-lived assets, including our investments in real estate, for impairment indicators. Our judgments regarding the existence of impairment indicators are based on factors such as operational performance, market conditions and legal factors. Future events could occur which would cause us to conclude that impairment indicators exist and an impairment loss is warranted.

      Real estate is recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets. We use a 30-year estimated life for buildings acquired and structural and land improvements, a ten-to-fifteen-year estimated life for building upgrades and a three-to-seven-year estimated life for furniture, fixtures and equipment. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred and significant renovations and improvements that improve the asset and extend the useful life of the asset are capitalized over their estimated useful life. However, the useful lives, salvage value, and customary depreciation method used for land improvements and other significant assets may significantly and materially overstate the depreciation of the underlying assets and therefore understate the net income of the Company.

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R")
- an interpretation of ARB 51. The objective of FIN 46R is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate such entity if the company absorbs a majority of the entity's expected losses or receives a majority of the entity's expected residual returns if they occur, or both (i.e., the primary beneficiary). The Company will apply FIN 46R to all types of entity ownership (general and limited partnerships and corporate interests).

      The Company will re-evaluate and apply the provisions of FIN 46R to existing entities if certain events occur which warrant re-evaluation of such entities. In addition, the Company will apply the provisions of FIN 46R to all new entities in the future. The Company also consolidates entities in which it has a controlling direct or indirect voting interest. The equity method of accounting is applied to entities in which the Company does not have a controlling direct or indirect voting interest, but can exercise influence over the entity with respect to its operations and major decisions. The cost method is applied when (i) the investment is minimal (typically less than 5%) and (ii) the Company's investment is passive.

      In applying the provisions of FIN 46R, the Company determined that its $29.7 million investment in preferred equity interests (the "Mezzanine Investment") in six entities controlled by Diversified Investments, Inc. ("Diversified") (see Liquidity and Capital Resources - Investing Activities) is a VIE; however, the Company concluded that it is not the primary beneficiary. As such, the adoption of this pronouncement had no effect on the Company's financial statements.

      The valuation of financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS No. 107") and Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") requires us to make estimates and judgments that affect the fair value of the instruments. Where possible, we base the fair values of our financial instruments, including our derivative instruments, on listed market prices and third party quotes. Where these are not available, we base our estimates on other factors relevant to the financial instrument.

      Prior to January 1, 2003 we accounted for our stock compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", based upon the intrinsic value method. This method results in no compensation expense for options issued with an exercise price equal to or exceeding the market value of the common stock on the date of grant. Effective January 1, 2003, we elected to account for our stock-based compensation in accordance with SFAS No. 123 and its amendment ("SFAS No. 148"), "Accounting for Stock Based Compensation", which will result in compensation expense being recorded based on the fair value of the stock options and other equity awards issued. SFAS No. 148 provides three possible transition methods for changing to the fair value method. We have elected to use the modified-prospective method. This method requires that we recognize stock-based employee compensation cost from the beginning of the fiscal year in which the recognition provisions are first applied as if the fair value method had been used to account for all employee awards granted, or settled, in fiscal years beginning after December 15, 1994. The following table illustrates the effect on net income and earnings per share as if the fair value method was applied to all outstanding and unvested awards in each period presented (amounts in thousands, except per share data):

                                              2004        2003         2002
                                            --------   ----------   ----------
                                                       (Restated)   (Restated)
Net income available for Common
   Shares as reported....................   $  4,026   $   25,132   $   31,887
Add: Stock-based compensation
   expense included in net income as
   reported..............................      2,899        2,139        2,185
Deduct: Stock-based compensation
   expense determined under the fair
   value based method for all awards.....     (2,899)      (2,139)      (2,086)
                                            --------   ----------   ----------
Pro forma net income available for
   Common Shares.........................   $  4,026   $   25,132   $   31,986
                                            ========   ==========   ==========
Pro forma net income per Common
   Share - Basic.........................   $   0.18   $     1.14   $     1.48
                                            ========   ==========   ==========
Pro forma net income per Common
   Share - Fully Diluted.................   $   0.17   $     1.11   $     1.44
                                            ========   ==========   ==========

OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 2004 TO YEAR ENDED DECEMBER 31, 2003

      Since December 31, 2002, the gross investment in real estate increased from $1,296 million to $2,036 million as of December 31, 2004, due primarily to the aforementioned acquisitions and dispositions of Properties during the period. The total number of sites owned or controlled increased from 52,349 as of December 31, 2003 to 101,231 as of December 31, 2004.

      The following table summarizes certain financial and statistical data for the Property Operations for the Core Portfolio (excludes RV and Resort Cottage sites, and Properties owned through unconsolidated joint ventures, as well as the sites of Properties acquired or sold during 2003 and 2004) and the Total Portfolio for the years ended December 31, 2004 and 2003.

                                                     CORE PORTFOLIO                            TOTAL PORTFOLIO
                                     ------------------------------------------   -------------------------------------------
                                                            INCREASE/      %                              INCREASE/      %
(dollars in thousands)                  2004       2003    (DECREASE)    CHANGE     2004       2003      (DECREASE)    CHANGE
                                     ---------  ---------  ----------    ------   ---------  ---------   ----------    ------
Community base rental income.......  $ 196,537  $ 190,169  $    6,368       3.3%  $ 204,190  $ 189,915   $   14,275       7.5%
Resort base rental income..........        ---        ---         ---       0.0%     54,841     11,779       43,062     365.6%
Utility and other income...........     18,932     18,550         382       2.1%     24,278     19,411        4,867      25.1%
                                     ---------  ---------  ----------    ------   ---------  ---------   ----------    ------
     Property operating revenues       215,469    208,719       6,750       3.2%    283,309    221,105       62,204      28.1%

Property operating and
     maintenance (1)...............     57,965     55,202       2,763       5.0%     92,121     61,945       30,176      48.7%
Real estate taxes..................     18,011     17,088         923       5.4%     22,723     18,011        4,712      26.2%
Property management................      8,974      8,866         108       1.2%     12,852      9,373        3,479      37.1%
                                     ---------  ---------  ----------    ------   ---------  ---------   ----------    ------
     Property operating expenses        84,950     81,156       3,794       4.7%    127,696     89,329       38,367      43.0%
                                     ---------  ---------  ----------    ------   ---------  ---------   ----------    ------
Income from property operations      $ 130,519  $ 127,563  $    2,956       2.3%  $ 155,613  $ 131,776   $   23,837      18.1%
                                     =========  =========  ==========    ======   =========  =========   ==========    ======
Site and Occupancy Information (2):

Average total sites................     40,645     40,667         (22)     (0.1%)    42,087     40,667        1,420       3.5%
Average occupied sites.............     37,009     37,484        (475)     (1.3%)    38,422     37,484          938       2.5%
Average Occupancy %................       91.1%      92.2%       (1.1%)    (1.1%)      91.3%      92.2%        (0.9%)    (0.9%)
Monthly base rent per site.........  $  442.55  $  422.78  $    19.77       4.7%  $  442.87  $  422.21   $    20.65       4.9%

Total sites
     As of December 31,............     40,702     40,676          26       0.1%     42,655     40,676        1,979       4.9%
Total occupied sites
     As of December 31,............     36,847     37,163        (316)     (0.9%)    38,748     37,163        1,585       4.3%

(1) The effect of the 3rd quarter 2004, insurance reserve of approximately $1 million relating to the Florida storms has been removed from the Core Portfolio for comparative purposes.

(2) Site and occupancy information excludes all Resort Cottage and RV sites, Properties owned through unconsolidated joint ventures as well as the sites of Properties acquired or sold during 2003 and 2004.

PROPERTY OPERATING REVENUES

      The 3.3% increase in Community base rental income for the Core Portfolio reflects a 4.7% increase in monthly base rent per site combined with a 1.1% decrease in average occupied sites. The increase in utility and other income for the Core Portfolio is due primarily to increases in utility income, which resulted from higher utility expenses. Total Portfolio operating revenues increased due to current year acquisitions (see Note 6 of the Notes to Consolidated Financial Statements contained in Item 8).

PROPERTY OPERATING EXPENSES

      The 5.0% increase in property operating and maintenance expense for the Core Portfolio is due primarily to increases in payroll expense, administrative expense, repair and maintenance expense. The 5.4% increase in Core Portfolio real estate taxes is generally due to higher property assessments on certain Properties. Property management expense for the Core Portfolio, which reflects costs of managing the Properties and is estimated based on a percentage of Property operating revenues, increased by 1.2% due to increases in payroll costs and computer expenses, but remains at approximately 4% of revenue. Total Portfolio operating expenses increased due to our current year acquisitions.

HOME SALES OPERATIONS

      The following table summarizes certain financial and statistical data for the Home Sales Operations for the years ended December 31, 2004 and 2003.

                                                                               HOME SALES OPERATIONS
                                                              -------------------------------------------------
   (dollars in thousands)                                        2004         2003         VARIANCE    % CHANGE
                                                              ----------   ----------   ------------   --------
     Gross revenues from new home sales....................   $   43,324   $   33,512   $      9,812       29.3%
     Cost of new home sales................................      (38,067)     (29,064)        (9,003)      31.0%
                                                              ----------   ----------   ------------   --------
     Gross profit from new home sales......................        5,257        4,448            809       18.2%

     Gross revenues from used home sales...................        4,080        2,960          1,120       37.8%
     Cost of used home sales...............................       (3,510)      (2,551)          (959)      37.6%
                                                              ----------   ----------   ------------   --------
     Gross profit from used home sales.....................          570          409            161       39.4%

     Brokered resale revenues, net.........................        2,176        1,714            462       27.0%
     Home selling expenses.................................       (8,630)      (7,287)        (1,343)      18.4%
     Ancillary services revenues, net......................        2,743          162          2,581    1,593.2%
                                                              ----------   ----------   ------------   --------

     Income from home sales operations.....................   $    2,116   $     (554)  $      2,670     -481.9%
                                                              ==========   ==========   ============   ========
HOME SALES VOLUMES:

       New home sales......................................          514          458             56       12.2%
       Used home sales.....................................          341          176            165       93.8%
       Brokered home resales...............................        1,415        1,093            322       29.5%

      New home sales gross profit reflects a 12.2% increase in sales volume combined with an increase in average selling price of approximately $11,000 per home or approximately 15% due to higher quality of homes. Used home sales gross profit reflects an increase in gross margin on used home sales and an increase in volume. Brokered resale revenues reflects increased resale volumes. The 18.4% increase in home selling expenses primarily reflects increases in insurance cost and other expenses. The increase in ancillary service revenue relates primarily to income from property amenities at our newly acquired Properties.

OTHER INCOME AND EXPENSES

      The increase in other expenses reflects an increase in interest expense resulting from the Recap borrowing in October 2003 (see Note 10 of the Notes to Consolidated Financial Statements contained in this Form 10-K) and additional debt assumed in the 2004 acquisitions, an increase in depreciation on real estate assets related to the 2004 acquisitions, and increased general and administrative expense due to increased payroll. This is partially offset by income from other investments that includes $2.3 million of lease income from the Thousand Trails ground lease entered into on November 10, 2004.

EQUITY IN INCOME OF UNCONSOLIDATED JOINT VENTURES

      During 2004, we invested in preferred equity interests, the Mezzanine Investment, in six entities containing 11 Properties and 5,054 sites. Our average return on the Mezzanine Investment accrues at a rate of 10% per annum. We also invested in 11 separate joint ventures (see Liquidity and Capital Resources - Investing Activities). These investments contributed to the increase in equity in income from unconsolidated joint ventures.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO YEAR ENDED DECEMBER 31, 2002

      Since December 31, 2001, the gross investment in real estate increased from $1,238 million to $1,310 million as of December 31, 2003, due primarily to the aforementioned acquisitions and dispositions of Properties during the period. The total number of sites owned or controlled increased from 50,663 as of December 31, 2001 to 51,715 as of December 31, 2003.

      The following table summarizes certain financial and statistical data for the Property Operations for the Core Portfolio and the Total Portfolio for the years ended December 31, 2003 and 2002.

                                                        CORE PORTFOLIO                            TOTAL PORTFOLIO
                                      --------------------------------------------   ------------------------------------------
                                                               INCREASE/      %                             INCREASE/      %
(dollars in thousands)                   2003         2002    (DECREASE)    CHANGE     2003       2002     (DECREASE)    CHANGE
                                      ----------   ---------  ----------    ------   ---------  ---------  ----------    ------
Community base rental income.......   $  184,651   $ 178,532  $    6,119       3.4%  $ 189,915  $ 187,406  $    2,509       1.3%
Resort base rental income..........          255         151         104      68.9%     11,779      9,143       2,636      28.8%
Utility and other income...........       18,025      17,707         318       1.8%     19,411     18,933         478       2.5%
                                      ----------   ---------  ----------    ------   ---------  ---------  ----------    ------
     Property operating revenues         202,931     196,390       6,541       3.3%    221,105    215,482       5,623       2.6%

Property operating and
     maintenance...................       53,484      51,506       1,978       3.8%     61,945     59,839       2,106       3.5%
Real estate taxes..................       16,372      15,430         942       6.1%     18,011     16,919       1,092       6.5%
Property management................        8,629       8,498         131       1.5%      9,373      9,292          81       0.9%
                                      ----------   ---------  ----------    ------   ---------  ---------  ----------    ------
     Property operating expenses          78,485      75,434       3,051       4.0%     89,329     86,050       3,279       3.8%
                                      ----------   ---------  ----------    ------   ---------  ---------  ----------    ------
Income from property operations       $  124,446   $ 120,956  $    3,490       2.9%  $ 131,776  $ 129,432  $    2,344       1.8%
                                      ==========   =========  ==========    ======   =========  =========  ==========    ======
Site and Occupancy Information (1):

Average total sites................       39,103      39,111          (8)      0.0%     40,667     41,160        (493)     (1.2%)
Average occupied sites.............       36,014      36,575        (561)     (1.5%)    37,484     38,448        (964)     (2.5%)
Occupancy %........................         92.1%       93.5%       (1.4%)    (1.4%)      92.2%      93.4%       (1.2%)    (1.2%)
Monthly base rent per site.........   $   427.27   $  406.77  $    20.50       5.0%  $  422.21  $  406.19  $    16.03       3.9%

Total sites
     As of December 31,............       39,113      39,123         (10)      0.0%     40,676     40,711         (35)     (0.1%)
Total occupied sites
     As of December 31,............       35,696      36,401        (705)     (1.9%)    37,163     37,791        (628)     (1.7%)

(1) Site and occupancy information excludes Resort Cottage and RV sites, Properties owned through unconsolidated joint ventures and the sites of Properties acquired or sold during 2002 and 2003.

PROPERTY OPERATING REVENUES

      The 3.4% increase in Community base rental income for the Core Portfolio reflects a 5.0% increase in monthly base rent per site combined with a 1.5% decrease in average occupied sites. The increase in utility and other income for the Core Portfolio is due primarily to increases in utility income, which resulted from higher expenses for these items.

PROPERTY OPERATING EXPENSES

      The 3.8% increase in property operating and maintenance expense for the Core Portfolio is due primarily to increases in insurance and other expenses, utility expense, and repair and maintenance expense, administrative expenses and payroll expense. The 6.1% increase in Core Portfolio real estate taxes is generally due to higher property assessments on certain Properties. Property management expense for the Core Portfolio, which reflects costs of managing the Properties and is estimated based on a percentage of Property operating revenues, increased by 1.5% due to increases in payroll costs and computer expenses.

HOME SALES OPERATIONS

      The following table summarizes certain financial and statistical data for the Home Sales Operations for the years ended December 31, 2003 and 2002.

                                                                           HOME SALES OPERATIONS
                                                              --------------------------------------------
                                                                                    INCREASE /
     (dollars in thousands)                                     2003       2002     (DECREASE)    % CHANGE
                                                              --------   --------   ----------    --------
     Gross revenues from new home sales.....................  $ 33,512   $ 30,568   $    2,944         9.6%
     Cost of new home sales.................................   (29,064)   (24,646)      (4,418)       17.9%
                                                              --------   --------   ----------    --------
     Gross profit from new home sales.......................     4,448      5,922       (1,474)      (24.9%)

     Gross revenues from used home sales....................     2,960      2,694          266         9.9%
     Cost of used home sales................................    (2,551)    (2,276)        (275)       12.1%
                                                              --------   --------   ----------    --------
     Gross profit from used home sales......................       409        418           (9)       (2.2%)

     Brokered resale revenues, net..........................     1,714      1,558          156        10.0%
     Home selling expenses..................................    (7,287)    (7,570)         283        (3.7%)
     Ancillary services revenues, net.......................       162        448         (286)      (63.8%)
                                                              --------   --------   ----------    --------
     Income from home sales operations......................  $   (554)  $    776   $   (1,330)     (171.4%)
                                                              ========   ========   ==========    ========
HOME SALES VOLUMES:
       New home sales.......................................       458        419           39         9.3%
       Used home sales......................................       176        161           15         9.3%
       Brokered home resales................................     1,093        961          132        13.7%

      New home sales gross profit reflects a 9.3% increase in sales volume combined with a 6.1% decrease in the gross margin. The average selling price of new homes remained steady year over year. Used home sales gross profit reflects a decrease in gross margin on used home sales, partially offset by an increase in volume. Brokered resale revenues reflect increased resale volumes. The 3.7% decrease in home selling expenses primarily reflects reductions in advertising expenses.

OTHER INCOME AND EXPENSES

      In October 2003, we received approximately $501 million from the Recap. The cash received from the Recap was used to pay down our Line of Credit and pay off our Term Loan, with the remainder placed in short-term investments to be used for payment of a special distribution in January 2004 and for future acquisitions. As a result, interest income increased reflecting additional interest earned on short-term investments with an average balance of $273 million. The decrease in general and administrative expense is due to decreased professional fees and public company costs, partially offset by increased payroll costs and banking expenses. Rent control initiatives decreased by $3.4 million due to lower costs relating to the DeAnza Santa Cruz and Contempo Marin Properties. Interest and related amortization increased due to the Recap and the payment of approximately $3 million to unwind the 2001 Swap (hereinafter defined), partially offset by decreased interest rates during the period. The weighted average outstanding debt balances for the years ended December 31, 2003 and 2002 were approximately $800 million and $731.8 million, respectively. The effective interest rate was 6.4% and 6.8% per annum for the years ended December 31, 2003 and 2002, respectively.

      The increase in income from other investments was due to the restructuring of the Company's investment in Wolverine Property Investment Limited Partnership (the "College Heights Joint Venture" or the "Venture"), a joint venture with Wolverine Investors, LLP, effective September 1, 2002. The Venture included 18 Properties with 3,581 sites. The results of operations of the College Heights Joint Venture prior to restructuring were included with the results of the Company due to the Company's voting equity interest and control over the Venture. Pursuant to the restructuring, the Company sold its general partnership interest, sold all of the Company's voting equity interest and reduced the Company's total investment in the College Heights Joint Venture. As consideration for the sale, the Company retained sole ownership of Down Yonder, a 361 site Property in Clearwater, Florida, received cash of approximately $5.2 million and retained preferred limited partnership interests of approximately $10.3 million, recorded net of a $2.4 million reserve included in other assets. Income of approximately $1.0 million and $0.2 million has been recorded in income from other investments for the years ended December 31, 2003 and 2002 respectively.

LIQUIDITY AND CAPITAL RESOURCES

INFLATION

      Substantially all of the leases at the Properties allow for monthly or annual rent increases which provide us with the opportunity to achieve increases, where justified by the market, as each lease matures. Such types of leases generally minimize the risks of inflation to the Company.

LIQUIDITY

      As of December 31, 2004, the Company had $5.3 million in cash and cash equivalents and $44.2 million available on its line of credit. The Company expects to meet its short-term liquidity requirements, including its distributions, generally through its working capital, net cash provided by operating activities and availability under the existing line of credit. The Company expects to meet certain long-term liquidity requirements such as scheduled debt maturities, property acquisitions and capital improvements by long-term collateralized and uncollateralized borrowings including borrowings under its existing line of credit and the issuance of debt securities or additional equity securities in the Company, in addition to net cash provided by operating activities. The table below summarizes cash flow activity for the twelve months ended December 31, 2004, 2003 and 2002 (dollars in thousands).

                                                      FOR THE TWELVE MONTHS ENDED
                                                               DECEMBER 31,
                                                  ------------------------------------
                                                     2004         2003         2002
                                                  ----------   ----------   ----------
                                                               (Restated)   (Restated)
Cash provided by operating activities             $   46,733   $   75,163   $   80,176
Cash (used in) provided by investing activities     (366,654)        (598)     (72,973)
Cash (used in) provided by financing activities         (514)     243,905       (1,287)
                                                  ----------   ----------   ----------
Net (decrease) increase in cash                   $ (320,435)  $  318,470   $    5,916
                                                  ==========   ==========   ==========

OPERATING ACTIVITIES

      Net cash provided by operating activities decreased $28.5 million for the year ended December 31, 2004. This decrease reflects increased interest expense as a result of the Recap in October, 2003 and increases in working capital, partially offset by increases in property operating income as discussed in "Results of Operations" above. Net cash provided by operating activities decreased $5 million for the year ended December 31, 2003 from $80.2 million in 2002. This was primarily due to an increase in working capital.

INVESTING ACTIVITIES

      Net cash used in investing activities reflects the impact of the following investing activities:

ACQUISITIONS

      During the year ended December 31, 2004, we acquired 111 Properties (see
Note 6 of the Notes to Consolidated Financial Statements contained in this Form 10-K). The combined investment in real estate for these 111 Properties was approximately $703 million and was funded with monies held in short-term investments, debt assumed of $352 million which includes a mark-to-market adjustment of $10.4 million, new financing of $124 million, and borrowings from our Line of Credit. Included in the above as previously described are 57 Properties purchased as part of the Thousand Trails Transaction; the income related to this transaction is classified as income from other investments on the Consolidated Statements of Operations.

      We assumed inventory of approximately $1.2 million, other assets of $4.9 million, rents received in advance of approximately $13.6 million and other liabilities of approximately $5.8 million in connection with the 2004 acquisitions. The Company also issued common OP units for value of approximately $32.2 million.

      During 2003, we acquired three Properties at a purchase price of $11.8 million. The acquisitions were funded with monies held in short-term investments and debt assumed of $4.6 million. The acquisitions included the assumption of liabilities of approximately $0.7 million. Also during 2003, we acquired a parcel of land adjacent to one of our Properties for approximately $0.1 million.

      During 2002, we acquired eleven Properties at a purchase price of $101.6 million. The acquisitions were funded with borrowings on our Line of Credit and the assumption of $47.9 million of mortgage debt, which includes a $3.0 million mark-to-market adjustment. In addition, we purchased adjacent land and land improvements for several Properties for approximately $0.6 million.

DISPOSITIONS

      During the year ended December 31, 2004, we sold one Property located in Lake Placid, Florida for a selling price of $3.4 million, with net proceeds of $0.8 million received in July 2004. No gain or loss on disposition was recognized in the period. The operating results have been reflected in discontinued operations. In addition, we sold approximately 1.4 acres of land in Montana for a gain and net proceeds of $0.6 million.

      During 2003, we sold three Properties for proceeds of $27.1 million and a gain of $10.8 million. Proceeds from the sales were used to repay amounts on our Line of Credit.

      During 2002, we effectively sold 17 Properties as part of a restructuring of the College Heights Venture (hereinafter defined). In addition, we sold Camelot Acres, a 319 site Property in Burnsville, Minnesota, for approximately $14.2 million.

INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

      On February 3, 2004, the Company invested approximately $29.7 million in preferred equity interests (the "Mezzanine Investment") in six entities controlled by Diversified Investments, Inc. ("Diversified"). These entities own in the aggregate 11 Properties, containing 5,054 sites. Approximately $11.7 million of the Mezzanine Investment accrues at a per annum average rate of 10%, with a minimum pay rate of 6.5%, payable quarterly, and approximately $17.9 million of the Mezzanine Investment accrues at a per annum average rate of 11%, with a minimum pay rate of 7%, payable quarterly. To the extent the minimum pay rates on the respective Mezzanine Investments are not achieved, the accrual rates increase to 12% and 13% per annum, respectively. The Company can acquire these Properties in the future at capitalization rates of between 8% and 8.5%, beginning in 2006. In addition, the Company has invested approximately $1.4 million in the Diversified entities managing these 11 Properties, which is included in prepaid expenses and other assets on the Company's Consolidated Balance Sheet as of December 31, 2004.

      During the year ended December 31, 2004, the Company invested approximately $4.1 million in 11 joint ventures. The Company can acquire these Properties in the future at capitalization rates of between 8% and 8.5%, beginning in 2006.

      In addition, the Company recorded approximately $3.7 million, $0.3 million and $0.2 million of net income from joint ventures (net of depreciation) in the years ended December 31, 2004, 2003 and 2002 respectively, and received approximately $5.2 million, $0.8 million and $0.6 million in distributions from such joint ventures for the year ended December 31, 2004, 2003 and 2002 respectively. Included in such distributions for the year ended December 31, 2004 is $2.5 million return of capital, of which $0.5 million exceeded the Company's basis and thus was recorded in income from unconsolidated joint ventures and other.

OTHER INVESTMENTS

      Effective September 1, 2002, the Company restructured its investment in the College Heights Joint Venture. The Venture included 18 Properties with 3,581 sites. The results of operations of the College Heights Joint Venture prior to restructuring were included with the results of the Company due to the Company's voting equity interest and control over the Venture. Pursuant to the restructuring, the Company sold its general partnership interest, sold all of the Company's voting equity interest and reduced the Company's total investment in the College Heights Joint Venture. As consideration for the sale, the Company retained sole ownership of Down Yonder, a 361 site Property in Clearwater, Florida, received cash of approximately $5.2 million and retained preferred limited partnership interests of approximately $10.3 million, recorded net of a $2.4 million reserve included in other assets. Income of approximately $0.9 million, $1.0 million and $0.2 million has been recorded in income from other investments for the years ended December 31, 2004, 2003 and 2002 respectively.

CAPITAL IMPROVEMENTS

      Capital expenditures for improvements are identified by the Company as recurring capital expenditures ("Recurring CapEx"), site development costs and corporate costs. Recurring CapEx was approximately $13.7 million, $11.9 million and $13.4 million for the years ended December 31, 2004, 2003 and 2002 respectively. Site development costs were approximately $13.0 million, $9.0 million and $10.4 million for the years ended December 31, 2004, 2003 and 2002 respectively, and represent costs to develop expansion sites at certain of the Company's Properties and costs for improvements to sites when a smaller used home is replaced with a larger new home. Corporate costs such as computer hardware, office furniture and office improvements were $0.4 million, $0.1 million and $0.7 million for the years ended December 31, 2004, 2003 and 2002 respectively.

FINANCING ACTIVITIES

      Net cash used in financing activities reflects the impact of the following:

EQUITY TRANSACTIONS

      In order to qualify as a REIT for federal income tax purposes, the Company must distribute 90% or more of its taxable income (excluding capital gains) to its stockholders. The following distributions have been declared and paid to common stockholders and minority interests since January 1, 2002.

  DISTRIBUTION      FOR THE QUARTER     STOCKHOLDER RECORD
AMOUNT PER SHARE        ENDING                 DATE            PAYMENT DATE
----------------   ------------------   ------------------   ----------------
     $0.4750           March 31, 2002       March 29, 2002     April 12, 2002
     $0.4750            June 30, 2002        June 28, 2002      July 12, 2002
     $0.4750       September 30, 2002   September 27, 2002   October 11, 2002
     $0.4750        December 31, 2002    December 27, 2002   January 10, 2003

     $0.4950           March 31, 2003       March 28, 2003     April 11, 2003
     $0.4950            June 30, 2003        June 27, 2003      July 11, 2003
     $0.4950       September 30, 2003   September 26, 2003   October 10, 2003
     $8.00          December 31, 2003      January 8, 2004   January 16, 2004

     $0.0125           March 31, 2004       March 26, 2004      April 9, 2004
     $0.0125            June 30, 2004        June 25, 2004       July 9, 2004
     $0.0125       September 30, 2004   September 24, 2004    October 8, 2004
     $0.0125        December 31, 2004    December 31, 2004   January 14, 2005

      On December 12, 2003, we declared a one-time special distribution of $8.00 per share payable to stockholders of record on January 8, 2004. We used proceeds from the $501 million Recap in October 2003 to pay the special distribution on January 16, 2004. The special cash dividend is reflected on stockholders' 2004 1099-DIV issued in January 2005.

      In connection with the $501 million Recap and subsequent special distribution, on February 27, 2004, the Company contributed all of its assets to MHC Trust, a newly formed Maryland real estate investment trust, including the Company's entire partnership interest in the Operating Partnership. The Company determined that a taxable transaction in connection with the special distribution to stockholders would be in the Company's best interests. This was accomplished by the contribution of the Company's interest in the Operating Partnership to MHC Trust in exchange for all the common and preferred stock of MHC Trust. Due to the Company's tax basis in its interest in the Operating Partnership, the Company recognized $180 million of taxable income as a result of its contribution, as opposed to a nontaxable reduction of the Company's tax basis in its interest in the Operating Partnership. This restructuring resulted in a step-up in the Company's tax basis in its assets, generating future depreciation deductions, which in turn will reduce the Company's future distribution requirements. This provides the Company with greater financial flexibility and greater growth potential. The Company intends to continue to qualify as a REIT under the Code, with its assets consisting of interests in MHC Trust. MHC Trust, in turn, also intends to qualify as a real estate investment trust under the Code and will continue to be the general partner of the Operating Partnership. On May 1, 2004, in connection with the restructuring, MHC Trust sold cumulative preferred stock to a limited number of unaffiliated investors.

      During the twelve months ended December 31, 2004, in connection with 2004 acquisitions the Company issued 1.2 million common OP Units valued at $36.7 million of which approximately $28.7 million has been classified as paid-in capital. On December 21, 2004 we redeemed 126,765 common OP Units for approximately $4.5 million of which approximately $3.5 million has been classified as paid-in capital.

      The Operating Partnership paid distributions of 9.0% per annum on the $125 million of Series D Cumulative Redeemable Perpetual Preferred Units ("Preferred Units"). Distributions on the Preferred Units were paid quarterly on the last calendar day of each quarter beginning September 30, 1999. The Company expects to continue to make regular quarterly distributions and has set its 2005 distribution to common stockholders at $0.10 per share per annum.

MORTGAGES AND CREDIT FACILITIES

      We have two unsecured lines of credit of $110 million and $50 million which bear interest at a per annum rate of London Interbank Offered Rate ("LIBOR") plus 1.65%. Throughout the year ended December 31, 2004, the Company borrowed $135.8 million and paid down $20 million on its line of credit. On November 10, 2004, in connection with the Thousand Trails Transaction, we secured a $120 million three-year term loan at LIBOR plus 1.75%. In December 2004, we fixed $180 million of this variable debt for one year with a weighted average per annum interest rate of 4.7%.

      During the twelve months ended December 31, 2004, the Company assumed mortgage and other debt of approximately $157 million, which was recorded at fair market value with the related premium being amortized over the life of the loan using the effective interest rate. The Company borrowed an additional $194 million of mortgage debt for other acquisitions. The mortgages bear interest at weighted average rates ranging from 5.14% to 5.81% per annum, and mature at various dates through November 1, 2027.

      In 2003, the Company initiated the Recap as a result of its belief in the stability of its cash flow from property operations and the attractive financing terms available to borrowers such as the Company in the secured debt markets. In conducting its evaluation of the use of proceeds from the Recap, the Company's Board of Directors believed that to the extent no attractive alternative use was available, a distribution to stockholders should occur. In late 2003, the Company identified acquisition targets which would use approximately $100 million of the $325 million in net proceeds resulting from the Recap. In December 2003, the Company's Board of Directors declared a distribution of approximately $225 million ($8 per share). During 2004, the Company identified additional acquisitions and has funded such acquisitions primarily with secured and unsecured borrowings.

      The Recap and subsequent borrowings in connection with acquisitions have significantly increased the Company's outstanding debt. The interest and principal payments required under these debt agreements materially increase the Company's future contractual payment obligations. As of December 31, 2004, the outstanding debt balance was $1,653 million. In future years, the Company expects to pay annual interest and principal amortization under current obligations of approximately $114 million (not including the impact of scheduled maturities) compared to $57 million in 2003. In light of these increased cash flow requirements, the Company has reduced its annual dividend to common stockholders from approximately $44 million in 2003 to approximately $1 million in 2004. In addition, the Company expects its cash from operations to increase significantly in 2005 compared to 2003 due to the cash generated by newly-acquired Properties. To the extent cash flow from the Properties does not meet the Company's expectations, the Company's Board of Directors increases the annual dividend significantly, or the Company is required to make significant unexpected capital improvements or other payments, the Company's financial flexibility and ability to meet scheduled obligations could be negatively impacted. With respect to maturing debt, the Company has staggered the maturities of our long-term mortgage debt over an average of approximately 6 years, with no more than $330 million in principal maturities coming due in any single year. The Company believes that it will be able to refinance its maturing debt obligations on a secured or unsecured basis; however, to the extent the Company is unable to refinance its debt as it matures, it believes that it will be able to repay such maturing debt from asset sales and/or the proceeds from equity issuances. With respect to any refinancing of maturing debt, the Company's future cash flow requirements could be impacted by significant changes in interest rates or other debt terms, including required amortization payments.

      In October 2003, we unwound an interest rate swap ("2001 Swap") agreement at a cost of approximately $3 million, which is included in interest and related amortization in 2003 in the accompanying Consolidated Statements of Operations. The 2001 swap effectively fixed LIBOR on $100 million of our floating rate debt at approximately 3.7% per annum for the period October 2001 through August 2004. The terms of the 2001 Swap required monthly settlements on the same dates interest payments were due on the debt. In accordance with SFAS No. 133, the 2001 Swap was reflected at market value.

      On April 17, 2003, we entered into an agreement to refinance and increase the "Bay Indies Mortgage", a $44.5 million note, from approximately $21.9 million to $45 million. Under the new agreement, the Bay Indies Mortgage bears interest at 5.69% per annum, amortizes over 25 years and matures April 17, 2013. The net proceeds were used to pay down the Company's Line of Credit in April 2003. Also during the year ended December 31, 2003, mortgage notes payable on four other Properties were repaid totaling approximately $23.5 million using proceeds from borrowings on the Company's Line of Credit.

      During the year ended December 31, 2002, as part of the purchase of RSI, in a non-cash transaction, we assumed a $12.5 million note payable ("Conseco Financing Note"), collateralized by our home inventory. The Conseco Financing Note was repaid at a discount during 2002 using proceeds from our Line of Credit. In addition, we repaid a maturing mortgage note in the amount of $1.1 million and $2.1 million of other unsecured notes payable using proceeds from our Line of Credit.

      Certain of the Company's mortgage and credit agreements contain covenants and restrictions including restrictions as to the ratio of secured or unsecured debt versus encumbered or unencumbered assets, the ratio of fixed charges-to-earnings before interest, taxes, depreciation and amortization ("EBITDA"), limitations on certain holdings and other restrictions.

      As of December 31, 2004, we were subject to certain contractual payment obligations as described in the table below (dollars in thousands):

CONTRACTUAL
OBLIGATIONS                  TOTAL          2005        2006(2)        2007(3)        2008         2009        THEREAFTER
-----------                ----------      -------      --------      --------      --------      -------      ----------
Long Term
Borrowings (1)             $1,643,672      $18,742      $169,770      $432,350      $203,903      $70,558      $  748,349
Weighted average
interest rates.......            6.10%           -          4.36%         6.43%         5.55%        6.58%           6.20%

(1)   Balance excludes net premiums and discounts of $9.4 million.

(2) Includes Line of Credit repayment in 2006 of $115,800. We have an option to extend this maturity for one year to 2007.

(3) Includes a Term Loan repayment in 2007 of $105,600. We have an option to extend this maturity for two successive years to 2009.

      Included in the above table are certain capital lease obligations totaling approximately $7.0 million. These agreements expire June 2009 and are paid semi-annually.

      In addition, the Company leases land under non-cancelable operating leases at certain of the Properties expiring in various years from 2022 to 2032 with terms which include minimum rent to be paid throughout the year plus additional rents calculated as a percentage of gross revenues. For the twelve months ended December 31, 2004 and 2003, ground lease expense was approximately $1.6 million and $1.6 million respectively. Minimum future rental payments under the ground leases are approximately $1.6 million for each of the next five years and approximately $23.5 million thereafter.

FUNDS FROM OPERATIONS

      Funds from Operations ("FFO") is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), to be an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

      FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of Properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We believe that FFO is helpful to investors as one of several measures of the performance of an equity REIT. We further believe that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT's operating performance. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

      The following table presents a calculation of FFO for the years ended December 31, 2004, 2003 and 2002 (amounts in thousands):

                                                                     2004         2003          2002
                                                                   ---------    ---------    ----------
                                                                                (Restated)   (Restated)
COMPUTATION OF FUNDS FROM OPERATIONS:
  Net income available for Common Shares.......................    $   4,026    $  25,132    $   31,887
  Income allocated to Common OP Units..........................          936        6,004         7,786
  Depreciation on real estate assets and other costs...........       47,541       35,924        33,160
  Depreciation expense included in discontinued operations.....        1,353        1,476         2,150
  Depreciation expense included in equity in income from
   joint ventures..............................................        1,230          769           726
  Gain on sale of Properties and other.........................         (638)     (10,826)      (13,014)
                                                                   ---------    ---------    ----------
      Funds from operations available for Common Shares........    $  54,448    $  58,479    $   62,695
                                                                   =========    =========    ==========

  Weighted average Common Shares outstanding - fully diluted...       29,465       28,002        27,632
                                                                   =========    =========    ==========

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Equity Lifestyle Properties, Inc.

      We have audited the accompanying consolidated balance sheets of Equity Lifestyle Properties, Inc. ("Equity Lifestyle Properties", formerly known as Manufactured Home Communities, Inc.) as of December 31, 2004 and 2003, and the related consolidated statements of operations, other comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules listed in the Index. These financial statements and the schedules are the responsibility of Equity Lifestyle Properties' management. Our responsibility is to express an opinion on these financial statements and the schedules based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Lifestyle Properties at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, the Company has restated its financial statements as of December 31, 2003 and for each of the two years in the period then ended relating to expense recognition for certain legal costs.

      As discussed in Note 3 to the consolidated financial statements, in 2003 Equity Lifestyle Properties changed its method of accounting for stock-based employee compensation.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Equity Lifestyle Properties, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 24, 2005 (not included herein) expressed an unqualified opinion on management's assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.

ERNST & YOUNG LLP
Chicago, Illinois
March 24, 2005
except for Notes 4 and 6
as to which the date is June 7, 2005

                        EQUITY LIFESTYLE PROPERTIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2004 AND 2003
                             (AMOUNTS IN THOUSANDS)

                                                                               DECEMBER 31,     DECEMBER 31,
                                                                                   2004             2003
                                                                               ------------     ------------
                                                                                                (Restated)
ASSETS
Investment in real estate:
   Land....................................................................    $    470,587     $    282,803
   Land improvements.......................................................       1,438,923          905,785
   Buildings and other depreciable property................................         126,280          121,117
                                                                               ------------     ------------
                                                                                  2,035,790        1,309,705
   Accumulated depreciation................................................        (322,867)        (272,497)
                                                                               ------------     ------------
     Net investment in real estate.........................................       1,712,923        1,037,208
Cash and cash equivalents..................................................           5,305          325,740
Notes receivable...........................................................          13,290           11,551

Investment in joint ventures...............................................          43,583           10,770
Rents receivable, net......................................................           1,469            2,385
Deferred financing costs, net..............................................          16,162           14,164
Inventory..................................................................          50,654           31,604
Prepaid expenses and other assets..........................................          42,903           30,085
                                                                               ------------     ------------
   TOTAL ASSETS............................................................    $  1,886,289     $  1,463,507
                                                                               ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Mortgage notes payable..................................................    $  1,417,251     $  1,076,183
   Unsecured line of credit................................................         115,800               --
   Unsecured term loan.....................................................         120,000               --
   Accounts payable and accrued expenses...................................          36,146           27,928
   Accrued interest payable................................................           8,894            5,978
   Rents received in advance and security deposits.........................          21,135            6,616
   Distributions payable...................................................             448          224,696
                                                                               ------------     ------------
     TOTAL LIABILITIES.....................................................       1,719,674        1,341,401

Commitments and contingencies

Minority interest - Common OP Units and other..............................           9,771             (366)
Minority interest - Perpetual Preferred OP Units...........................         125,000          125,000

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value
     10,000,000 shares authorized; none issued.............................              --               --
   Common stock, $.01 par value
     50,000,000 shares authorized; 22,937,192 and 22,563,348
     shares issued and outstanding for 2004 and 2003, respectively.........             224              222
   Paid-in capital.........................................................         294,304          263,066
   Deferred compensation...................................................            (166)            (494)
   Distributions in excess of accumulated earnings.........................        (262,518)        (265,322)
                                                                               ------------     ------------
     Total stockholders' equity (deficit)..................................          31,844           (2,528)
                                                                               ------------     ------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............................    $  1,886,289     $  1,463,507
                                                                               ============     ============

    The accompanying notes are an integral part of the financial statements.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          2004              2003              2002
                                                                        ---------         ---------         ---------
                                                                                          (Restated)        (Restated)
PROPERTY OPERATIONS:
   Community base rental income...................................      $ 204,190         $ 189,915         $ 187,406
   Resort base rental income......................................         54,841            11,779             9,143
   Utility and other income.......................................         24,278            19,411            18,933
                                                                        ---------         ---------         ---------
           Property operating revenues............................        283,309           221,105           215,482
   Property operating and maintenance  ...........................         92,121            61,945            59,839
   Real estate taxes..............................................         22,723            18,011            16,919
   Property management............................................         12,852             9,373             9,292
                                                                        ---------         ---------         ---------
           Property operating expenses (exclusive of
             depreciation shown separately below).................        127,696            89,329            86,050
                                                                        ---------         ---------         ---------
          Income from property operations.........................        155,613           131,776           129,432

HOME SALES OPERATIONS:
   Gross revenues from inventory home sales.......................         47,404            36,472            33,262
   Cost of inventory home sales...................................        (41,577)          (31,615)          (26,922)
                                                                        ---------         ---------         ---------
           Gross profit from inventory home sales.................          5,827             4,857             6,340
   Brokered resale revenues, net..................................          2,176             1,714             1,558
   Home selling expenses..........................................         (8,630)           (7,287)           (7,570)
   Ancillary services revenues, net...............................          2,743               162               448
                                                                        ---------         ---------         ---------
           Income (loss) from home sales operations & other.......          2,116              (554)              776

OTHER INCOME (EXPENSES):
   Interest income................................................          1,391             1,695               967
   Income from other investments..................................          3,475               956               316
   General and administrative.....................................         (9,243)           (8,060)           (8,192)
   Rent control initiatives.......................................         (2,412)           (2,352)           (5,698)
   Interest and related amortization..............................        (90,970)          (58,206)          (50,725)
   Depreciation on corporate assets...............................         (1,657)           (1,240)           (1,277)
   Depreciation on real estate assets and other costs.............        (47,541)          (35,924)          (33,160)
                                                                        ---------         ---------         ---------
           Total other income (expenses)..........................       (146,957)         (103,131)          (97,769)

           Income before minority interests, equity in income
           of unconsolidated joint ventures, gain on sale of
           properties and other and discontinued operations.......         10,772            28,091            32,439

   Income allocated to Common OP Units............................           (608)           (3,431)           (4,230)
   Income allocated to Perpetual Preferred OP Units...............        (11,284)          (11,252)          (11,252)
   Equity in income of unconsolidated joint ventures..............          3,739               340               235
                                                                        ---------         ---------         ---------
           Income before gain on sale of properties and other
           and discontinued operations............................          2,619            13,748            17,192
                                                                        ---------         ---------         ---------

   Gain on sale of properties and other...........................              2                --                --
                                                                        ---------         ---------         ---------
           Income from continuing operations......................          2,621            13,748            17,192
                                                                        ---------         ---------         ---------

DISCONTINUED OPERATIONS:
   Discontinued operations........................................          2,450             4,607             7,387
   Depreciation on discontinued operations........................         (1,353)           (1,476)           (2,150)
   Gain on sale of properties and other...........................            636            10,826            13,014
   Minority interests on discontinued operations..................           (328)           (2,573)           (3,556)
                                                                        ---------         ---------         ---------
           Income from discontinued operations....................          1,405            11,384            14,695
                                                                        ---------         ---------         ---------
              NET INCOME AVAILABLE FOR COMMON SHARES..............      $   4,026         $  25,132         $  31,887
                                                                        =========         =========         =========

     The accompanying notes are an integral part of the financial statements

                        EQUITY LIFESTYLE PROPERTIES, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         2004      2003         2002
                                                                        ------   ---------    ---------
                                                                                 (Restated)   (Restated)
EARNINGS PER COMMON SHARE - BASIC:
   Income from continuing operations.................................   $ 0.12   $    0.62    $    0.80
                                                                        ======   =========    =========
   Income from discontinued operations...............................   $ 0.06   $    0.52    $    0.68
                                                                        ======   =========    =========
   Net income available for Common Shares............................   $ 0.18   $    1.14    $    1.48
                                                                        ======   =========    =========

EARNINGS PER COMMON SHARE - FULLY DILUTED:
   Income from continuing operations.................................   $ 0.11   $    0.61    $    0.78
                                                                        ======   =========    =========
   Income from discontinued operations...............................   $ 0.06   $    0.50    $    0.66
                                                                        ======   =========    =========
   Net income available for Common Shares............................   $ 0.17   $    1.11    $    1.44
                                                                        ======   =========    =========

   Distributions declared per Common Share outstanding...............   $ 0.05   $   9.485    $    1.90
                                                                        ======   =========    =========

Tax status of Common Shares distributions paid during the year:
   Ordinary income...................................................   $ 1.05   $    0.68    $    1.50
                                                                        ======   =========    =========
   Long-term capital gain............................................   $ 4.82   $    0.57    $      --
                                                                        ======   =========    =========
   Unrecaptured section 1250 gain....................................   $ 2.17   $    0.16    $      --
                                                                        ======   =========    =========
   Return of capital.................................................   $   --   $    0.55    $    0.37
                                                                        ======   =========    =========

Weighted average Common Shares outstanding - basic...................   22,849      22,077       21,617
                                                                        ======   =========    =========
Weighted average Common Shares outstanding - fully diluted...........   29,465      28,002       27,632
                                                                        ======   =========    =========

                        EQUITY LIFESTYLE PROPERTIES, INC.
              CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                             (AMOUNTS IN THOUSANDS)

                                                                            2004      2003         2002
                                                                           ------   ---------    ---------
                                                                                    (Restated)   (Restated)
Net income available for Common Shares..................................   $4,026   $  25,132    $  31,887
     Net unrealized holding gains (losses) on derivative instruments....        -       4,498       (4,987)
                                                                           ------   ---------    ---------
     Net other comprehensive income available for Common Shares.........   $4,026   $  29,630    $  26,900
                                                                           ======   =========    =========

     The accompanying notes are an integral part of the financial statements

                        EQUITY LIFESTYLE PROPERTIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                             (AMOUNTS IN THOUSANDS)

                                                                                2004          2003          2002
                                                                              ---------    ----------    ----------
                                                                                           (Restated)    (Restated)
PREFERRED STOCK, $.01 PAR VALUE                                               $      --    $       --    $       --
                                                                              =========    ==========    ==========

COMMON STOCK, $.01 PAR VALUE
Balance, beginning of year.................................................   $     222    $      218    $      215
    Issuance of Common Stock through restricted stock grants...............          --            --             1
    Exercise of options....................................................           2             4             2
                                                                              ---------    ----------    ----------
Balance, end of year.......................................................   $     224    $      222    $      218
                                                                              =========    ==========    ==========

PAID - IN CAPITAL
Balance, beginning of year.................................................   $ 263,066    $  256,394    $  245,827
    Issuance of Common Stock for employee notes............................          --            --            --
    Conversion of OP Units to Common Stock.................................         155           343           227
    Issuance of Common Stock through exercise of options...................       3,058         6,323         5,782
    Issuance of Common Stock through restricted stock grants...............          --            --         2,709
    Issuance of Common Stock through employee stock purchase plan..........       2,735         3,254         2,512
    Compensation expense related to stock options and restricted stock.....       2,571           611            --
    Transition adjustment - FAS 123........................................          --        (1,047)           --
    Adjustment for Common OP Unitholders
      in the Operating Partnership.........................................      22,719        (2,812)         (663)
                                                                              ---------    ----------    ----------
Balance, end of year.......................................................   $ 294,304    $  263,066     $ 256,394
                                                                              =========    ==========     =========

DEFERRED COMPENSATION
Balance, beginning of year.................................................   $    (494)   $   (3,069)     $ (4,062)
    Issuance of Common Stock through restricted stock grants...............          --            --        (2,709)
    Transition adjustment - FAS 123........................................          --         1,047            --
    Recognition of deferred compensation expense...........................         328         1,528         3,702
                                                                              ---------    ----------    ----------
Balance, end of year.......................................................   $    (166)   $     (494)   $   (3,069)
                                                                              =========    ==========    ==========

EMPLOYEE NOTES
Balance, beginning of year.................................................   $      --    $   (2,713)   $   (3,841)
    Principal payments.....................................................          --         2,713         1,128
                                                                              ---------    ----------    ----------
Balance, end of year.......................................................   $      --    $       --    $   (2,713)
                                                                              =========    ==========    ==========

DISTRIBUTIONS IN EXCESS OF ACCUMULATED COMPREHENSIVE EARNINGS
Balance, beginning of year.................................................   $(265,322)   $  (79,655)   $  (64,875)

    Net income.............................................................       4,026        25,132        31,887
    Other comprehensive income:
       Unrealized holding (losses) gains on derivative instruments.........          --         4,498        (4,987)
                                                                              ---------    ----------    ----------
       Comprehensive income................................................       4,026        29,630        26,900
                                                                              ---------    ----------    ----------
    Distributions..........................................................      (1,222)     (215,297)      (41,680)
                                                                              ---------    ----------    ----------
Balance, end of year......................................................    $(262,518)   $ (265,322)   $  (79,655)
                                                                              =========    ==========    ==========

     The accompanying notes are an integral part of the financial statements

                        EQUITY LIFESTYLE PROPERTIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                             (AMOUNTS IN THOUSANDS)

                                                                              2004             2003            2002
                                                                            ---------       ----------      ----------
                                                                                            (Restated)      (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income...........................................................   $   4,026       $   25,132      $   31,887
    Adjustments to reconcile net income to cash provided by operating activities:
       Income allocated to minority interests............................      12,220           17,256          19,038
       Gain on sale of Properties and other..............................        (638)         (10,826)        (13,014)
       Depreciation expense..............................................      51,703           39,403          37,094
       Amortization expense..............................................       2,203            5,031             963
       Debt premium amortization expense.................................      (1,317)               -               -
       Equity in income of affiliates and joint ventures.................      (4,969)          (1,042)           (957)
       Amortization of deferred compensation and other...................       2,899            2,139           3,930
       Increase in provision for uncollectible rents receivable..........       1,182              821             941
    Changes in assets and liabilities:
       Change in rents receivable........................................         281           (1,469)         (1,186)
       Change in inventory...............................................     (17,855)           1,846           1,887
       Change in prepaid expenses and other assets.......................      (9,772)             (43)         (2,113)
       Change in accounts payable and accrued expenses...................       5,963           (3,055)          1,471
       Change in rents received in advance and security deposits.........         807              (30)            235
                                                                            ---------       ----------      ----------
    Net cash provided by operating activities............................      46,733           75,163          80,176
                                                                            ---------       ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of rental properties.....................................    (310,893)          (6,836)        (56,531)
    Proceeds from dispositions of assets.................................         671           27,170          14,171
    Distributions from (investment in) joint ventures and other..........     (27,642)           1,535          (7,149)
    Proceeds from restructuring of College Heights joint venture, net....          --               --           4,647
    Purchase of RSI......................................................          --               --            (675)
    Cash received in acquisition of RSI..................................          --               --             839
    Collections (funding) of notes receivable............................      (1,708)          (1,507)         (3,784)
    Improvements:
       Improvements - corporate..........................................        (444)             (72)           (681)
       Improvements - rental properties..................................     (13,663)         (11,912)        (13,377)
       Site development costs............................................     (12,975)          (8,976)        (10,433)
                                                                            ---------       ----------      ----------
    Net cash (used in) investing activities..............................    (366,654)            (598)        (72,973)
                                                                            ---------       ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net proceeds from stock options and employee stock purchase plan ....       6,221            9,581           8,296
    Distributions to Common Stockholders, Common OP Unitholders
       and Perpetual Preferred OP Unitholders............................    (237,074)         (65,687)        (58,314)
    Collection of principal payments on employee notes...................          --            2,713           1,128
    Line of credit:
       Proceeds..........................................................     135,800           53,000          82,000
       Repayments........................................................     (20,000)        (137,750)        (13,500)
    Acquisition Financing................................................     124,300               --              --
    Repayment of term loan...............................................          --         (100,000)             --
    Refinancing - net proceeds (repayments)..............................       3,288          501,057         (16,096)
    Principal payments...................................................      (8,848)          (4,844)         (4,217)
    Debt issuance costs..................................................      (4,201)         (14,165)           (584)
                                                                            ---------       ----------      ----------
    Net cash provided by (used in) financing activities..................        (514)         243,905          (1,287)
                                                                            ---------       ----------      ----------

Net increase (decrease) in cash and cash equivalents.....................    (320,435)         318,470           5,916
Cash and cash equivalents, beginning of year.............................     325,740            7,270           1,354
                                                                            ---------       ----------      ----------
Cash and cash equivalents, end of year...................................   $   5,305       $  325,740      $    7,270
                                                                            =========       ==========      ==========

SUPPLEMENTAL INFORMATION
Cash paid during the year for interest...................................   $  88,883       $   52,396      $   46,097
                                                                            =========       ==========      ==========

     The accompanying notes are an integral part of the financial statements

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION OF THE COMPANY AND BASIS OF PRESENTATION

      Equity Lifestyle Properties, Inc. (formerly Manufactured Home Communities, Inc.), together with MHC Operating Limited Partnership (the "Operating Partnership") and other consolidated subsidiaries ("Subsidiaries"), are referred to herein as the "Company", "ELS", "we", "us", and "our". We believe that we have qualified for taxation as a real estate investment trust ("REIT") for federal income tax purposes since our taxable year ended December 31, 1993. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. We cannot, therefore, guarantee that we have qualified or will qualify in the future as a REIT. The determination that we are a REIT requires an analysis of various factual matters that may not be totally within our control and we cannot provide any assurance that the Internal Revenue Service ("IRS") will agree with our analysis. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 90% of our REIT taxable income excluding capital gains. The fact that we hold our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

      If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and Federal income and excise taxes on its undistributed income.

      The operations of the Company are conducted primarily through the Operating Partnership. The Company contributed the proceeds from its initial public offering and subsequent offerings to the Operating Partnership for a general partnership interest. In 2004, the general partnership interest was contributed to MHC Trust (see Note 5). The financial results of the Operating Partnership and the Subsidiaries are consolidated in the Company's consolidated financial statements. In addition, since certain activities, if performed by the Company, may not be qualifying REIT activities under the Internal Revenue Code of 1986, as amended (the "Code"), the Company has formed taxable REIT subsidiaries as defined in the Code to engage in such activities.

      Several Properties acquired during 2004 are wholly owned by taxable REIT subsidiaries of the Company. In addition, Realty Systems, Inc. ("RSI") is a wholly owned taxable REIT subsidiary of the Company that, doing business as Carefree Sales, is engaged in the business of purchasing, selling and leasing homes that are located in Properties owned and managed by the Company. Carefree Sales also provides brokerage services to customers at such Properties. Typically, customers move from a Property but do not relocate their homes. Carefree Sales may provide brokerage services, in competition with other local brokers, by seeking buyers for the homes. Carefree Sales also leases inventory homes to prospective customers with the expectation that the tenant eventually will purchase the home. Subsidiaries of RSI also lease from the Operating Partnership certain real property within or adjacent to certain Properties consisting of golf courses, pro shops, stores and restaurants.

      The limited partners of the Operating Partnership (the "Common OP Unitholders") receive an allocation of net income which is based on their respective ownership percentage of the Operating Partnership which is shown on the Consolidated Financial Statements as Minority Interests - Common OP Units. As of December 31, 2004, the Minority Interests - Common OP Units represented 6,340,805 units of limited partnership interest ("OP Units") which are convertible into an equivalent number of shares of the Company's common stock. The issuance of additional shares of common stock or common OP Units changes the respective ownership of the Operating Partnership for both the Minority Interests and the Company.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - RESTATEMENT OF FINANCIAL STATEMENTS

      During 2004, the Company changed the way it accounted for costs incurred in pursuing certain rent control initiatives. As a result, the Company has restated its Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 to expense the costs of the initiatives in the year in which they were incurred because the previous method of accounting for the costs was determined to be incorrect. The Company had historically classified these costs, primarily legal, in other assets. To the extent the Company's efforts to effectively change the use and operations of the Properties were successful, the Company capitalized the costs to land improvements as an increase in the established value of the revised project and depreciated them over 30 years. To the extent these efforts were not successful, the costs would have been expensed.

      Following is a summary of the effects of these changes on the Company's Consolidated Balance Sheets as of December 31, 2003, 2002 and 2001 and the Company's Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001 (amounts in thousands):

                                                                     Consolidated Balance Sheet
                                                          ------------------------------------------------
                                                          As Previously
                                                            Reported         Adjustments       As Restated
                                                          -------------      -----------       -----------
As of December 31, 2003

Land improvements...................................      $     911,176      $    (5,391)      $   905,785
Prepaid expenses and other assets...................             35,102           (5,017)           30,085
Minority interest - Common OP Units and other.......              1,716           (2,082)             (366)
Total stockholders' equity (deficit) ...............              5,798           (8,326)           (2,528)

As of December 31, 2002
                                                          -------------      -----------       -----------
Land improvements...................................      $     893,839      $         -       $   893,839
Prepaid expenses and other assets...................             35,884           (8,056)           27,828
Minority interest - Common OP Units and other.......             43,501           (1,612)           41,889
Total stockholders' equity (deficit)................            177,619           (6,444)          171,175

As of December 31, 2001
                                                          -------------      -----------       -----------
Land improvements...................................       $    855,296      $         -       $   855,296
Prepaid expenses and other assets...................             18,612           (2,358)           16,254
Minority interest - Common OP Units and other.......             46,147             (472)           45,675
Total stockholders' equity (deficit)................            175,150           (1,886)          173,264

                                                               Consolidated Statements of Operations
                                                          ------------------------------------------------
                                                          As Previously
                                                            Reported         Adjustments       As Restated
                                                          -------------      -----------       -----------
Year ended December 31, 2003

Rent control initiatives............................      $          --      $    (2,352)      $    (2,352)
Income allocated to Common OP Units.................             (4,330)             470            (3,860)
Net income available for Common Shares..............             27,014           (1,882)           25,132
Earnings (loss) per Common Share - Basic............               1.22            (0.08)             1.14
Earnings (loss) per Common Share - Fully Diluted....               1.20            (0.09)             1.11

Year ended December 31, 2002
                                                          -------------      -----------       -----------
Rent control initiatives............................      $          --      $    (5,698)      $    (5,698)
Income allocated to Common OP Units.................             (5,848)           1,140            (4,708)
Net income available for Common Shares..............             36,445           (4,558)           31,887
Earnings (loss) per Common Share - Basic............               1.69            (0.21)             1.48
Earnings (loss) per Common Share - Fully Diluted....               1.64            (0.20)             1.44

Year ended December 31, 2001
                                                          -------------      -----------       -----------
Rent control initiatives............................      $           -      $    (2,358)      $    (2,358)
Income allocated to Common OP Units.................             (7,688)             472            (7,216)
Net income available for Common Shares..............             32,083           (1,886)           30,197
Earnings (loss) per Common Share - Basic............               1.53            (0.09)             1.44
Earnings (loss) per Common Share - Fully Diluted....               1.49            (0.09)             1.40

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Basis of Consolidation

      The Company consolidates its majority-owned subsidiaries in which it has the ability to control the operations of the subsidiaries and all variable interest entities with respect to which the Company is the primary beneficiary. All inter-company transactions have been eliminated in consolidation. The Company's acquisitions were all accounted for as purchases in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141").

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R")
- an interpretation of ARB 51. The objective of FIN 46R is to provide guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate such entity if the company absorbs a majority of the entity's expected losses or receives a majority of the entity's expected residual returns if they occur, or both (i.e., the primary beneficiary). The Company will apply FIN 46R to all types of entity ownership (general and limited partnerships and corporate interests).

      The Company will re-evaluate and apply the provisions of FIN 46R to existing entities if certain events occur which warrant re-evaluation of such entities. In addition, the Company will apply the provisions of FIN 46R to all new entities in the future. The Company also consolidates entities in which it has a controlling direct or indirect voting interest. The equity method of accounting is applied to entities in which the Company does not have a controlling direct or indirect voting interest, but can exercise influence over the entity with respect to its operations and major decisions. The cost method is applied when (i) the investment is minimal (typically less than 5%) and (ii) the Company's investment is passive.

(b)   Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)   Segments

      We manage all our operations on a property-by-property basis. Since each Property has similar economic and operational characteristics the Company has one reportable segment, which is the operation of land lease Properties. The distribution of the Properties throughout the United States reflects our belief that geographic diversification helps insulate the portfolio from regional economic influences. We intend to target new acquisitions in or near markets where the Properties are located and will also consider acquisitions of Properties outside such markets. The following table identifies our five largest markets by number of sites and provides information regarding our Properties (excludes Properties owned through Joint Ventures).

                                                               PERCENT OF TOTAL
                  NUMBER OF                   PERCENT OF     PROPERTY OPERATING
MAJOR MARKET     PROPERTIES    TOTAL SITES    TOTAL SITES        REVENUES
------------     ----------    -----------    -----------    ------------------
Florida              77           32,451          36.3%             43.5%
California           44           12,865          14.4%             18.2%
Arizona              27           10,514          11.8%             10.4%
Texas                15            7,200           8.0%              2.3%
Washington           13            3,076           3.4%              0.6%
Other                71           23,280          26.1%             25.0%
                    ---           ------         -----             -----
Total               247           89,386         100.0%            100.0%
                    ===           ======         =====             =====

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)   Inventory

      Inventory consists of new and used Site Set homes, is stated at the lower of cost or market after consideration of the N.A.D.A. (National Automobile Dealers Association) Manufactured Housing Appraisal Guide and the current market value of each home included in the home inventory. Inventory sales revenues and resale revenues are recognized when the home sale is closed. Resale revenues are stated net of commissions paid to employees of $1,163,000 and $893,000 for the years ended December 31, 2004 and 2003, respectively.

(e)   Real Estate

      In accordance with SFAS No. 141, we allocate the purchase price of Properties we acquire to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase price, we utilize a number of sources, including independent appraisals that may be available in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

      Real estate is recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets. We use a 30-year estimated life for buildings acquired and structural and land improvements, a ten-to-fifteen-year estimated life for building upgrades and a three-to-seven-year estimated life for furniture, fixtures and equipment. The values of the above and below market leases are amortized and recorded as either an increase (in the case of below market leases) or a decrease (in the case of above market leases) to rental income over the remaining term of the associated lease. The value associated with in-place leases is amortized over the expected term, which includes an estimated probability of lease renewal. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred, and significant renovations and improvements that improve the asset and extend the useful life of the asset are capitalized and then expensed over their estimated useful life. However the useful lives, salvage value, and customary depreciation method used for land improvements and other significant assets may significantly and materially overstate the depreciation of the underlying assets and therefore understate the net income of the Company.

      We evaluate our Properties for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (undiscounted) from a Property over the anticipated holding period is less than its carrying value. Upon determination that a permanent impairment has occurred, the applicable Property is reduced to fair value.

      For Properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time the Company has a commitment to sell the property and/or is actively marketing the property for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less costs to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded. The Company accounts for its Properties held for disposition in accordance with Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets". Accordingly, the results of operations for all assets sold or held for sale after January 1, 2003 have been classified as discontinued operations in all periods presented.

(f)   Cash and Cash Equivalents

      We consider all demand and money market accounts and certificates of deposit with a maturity, when purchased, of three months or less to be cash equivalents.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)   Notes Receivable

      Notes receivable generally are stated at their outstanding unpaid principal balances net of any deferred fees or costs on originated loans, or unamortized discounts or premiums net of a valuation allowance. Interest income is accrued on the unpaid principal balance. Discounts or premiums are amortized to income using the interest method. In certain cases we finance the sales of homes to our customers (referred to as "Chattel Loans") which loans are secured by the homes. The valuation allowance for the Chattel Loans is calculated based on a comparison of the outstanding principal balance of each note compared to the N.A.D.A. value and the current market value of the underlying manufactured home collateral.

(h)   Investments in Joint Ventures

      Investments in joint ventures in which the Company does not have a controlling direct or indirect voting interest, but can exercise significant influence over the entity with respect to its operations and major decisions, are accounted for using the equity method of accounting whereby the cost of an investment is adjusted for the Company's share of the equity in net income or loss from the date of acquisition and reduced by distributions received. The income or loss of each entity is allocated in accordance with the provisions of the applicable operating agreements. The allocation provisions in these agreements may differ from the ownership interests held by each investor. Differences between the carrying amount of the Company's investment in the respective entities and the Company's share of the underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets, as applicable.

      In applying the provisions of FIN 46R (see Basis of Consolidation, above), the Company determined that its Mezzanine Investment is a VIE; however, the Company concluded that it is not the primary beneficiary. As such, the adoption of this pronouncement had no effect on the Company's financial statements.

(i)   Insurance Claims

      The Properties are covered against fire, flood, property, earthquake, wind storm and business interruption by insurance policies containing various deductible requirements and coverage limits. Recoverable costs are classified in other assets as incurred. Proceeds are applied against the asset when received. Costs relating to capital items are treated in accordance with the Company's capitalization policy. The book value of the original capital item is written off in the replacement period. Insurance proceeds relating to the capital costs will be recorded as income in the period they are received.

(j)   Fair Value of Financial Instruments

      The Company's financial instruments include short-term investments, notes receivable, accounts receivable, accounts payable, other accrued expenses, mortgage notes payable and interest rate hedge arrangements. The fair values of all financial instruments, including notes receivable, were not materially different from their carrying values at December 31, 2004 and 2003.

(k)   Deferred Financing Costs

      Deferred financing costs include fees and costs incurred to obtain long-term financing. The costs are being amortized over the terms of the respective loans on a level yield basis. Unamortized deferred financing fees are written-off when debt is retired before the maturity date. Upon amendment of the Line of Credit, unamortized deferred financing fees are accounted for in accordance with EITF No. 98-14, "Debtor's Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements." Accumulated amortization for such costs was $4.9 million and $2.7 million at December 31, 2004 and 2003, respectively.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(l)   Revenue Recognition

      The Company accounts for leases with its customers as operating leases. Rental income is recognized over the term of the respective lease or the length of a customer's stay, the majority of which are for a term of not greater than one year. We will reserve for receivables when we believe the ultimate collection is less than probable. Our provision for uncollectible rents receivable was approximately $1.0 million as of December 31, 2004 and $0.8 million as of December 31, 2003. Income from home sales is recognized when the earnings process is complete. The earnings process is complete when the home has been delivered, the purchaser has accepted the home and title has transferred.

(m)   Minority Interests

      Net income is allocated to Common OP Unitholders based on their respective ownership percentage of the Operating Partnership. An ownership percentage is represented by dividing the number of Common OP Units held by the Common OP Unitholders (6,340,805 and 5,312,387 at December 31, 2004 and 2003,
respectively) by OP Units and shares of Common Stock outstanding. Issuance of additional shares of Common Stock or Common OP Units changes the percentage ownership of both the Minority Interests and the Company. Due in part to the exchange rights (which provide for the conversion of Common OP Units into shares of Common Stock on a one-for-one basis), such transactions and the proceeds there from are treated as capital transactions and result in an allocation between stockholders' equity and Minority Interests to account for the change in the respective percentage ownership of the underlying equity of the Operating Partnership.

(n)   Income Taxes

      Due to the structure of the Company as a REIT, the results of operations contain no provision for Federal income taxes. However, the Company may be subject to certain state and local income, excise or franchise taxes. We paid state and local taxes of approximately $88,000, $56,000 and $20,000 during the years ended December 31, 2004, 2003 and 2002, respectively. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes. As of December 31, 2004, net investment in real estate and notes receivable had a Federal tax basis of approximately $1,386 million and $13.3 million, respectively.

(o)   Derivative Instruments and Hedging Activities

      We recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.

(p)   Reclassifications

      Certain 2003 and 2002 amounts have been reclassified to conform to the 2004 financial presentation. Such reclassifications have no effect on the operations or equity as originally presented.

(q)   Stock Compensation

      Prior to January 1, 2003, we accounted for our stock compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", based upon the intrinsic value method. This method results in no compensation expense for options issued with an exercise price equal to or exceeding the market value of the Common Stock on the date of grant. Effective January 1, 2003, we elected to account for our stock compensation in accordance with SFAS No. 123 and its amendment (SFAS No. 148), "Accounting for Stock Based Compensation", which resulted in compensation expense being recorded based on the fair value of the stock options and other equity awards issued (see Note 14).

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - EARNINGS PER COMMON SHARE

      Earnings per common share are based on the weighted average number of common shares outstanding during each year. Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") defines the calculation of basic and fully diluted earnings per share. Basic and fully diluted earnings per share are based on the weighted average shares outstanding during each year and basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. The conversion of OP Units has been excluded from the basic earnings per share calculation. The conversion of an OP Unit to a share of Common Stock has no material effect on earnings per common share.

      The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 (amounts in thousands):

                                                                          YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------
                                                                    2004          2003           2002
                                                                   -------     ----------     ----------
                                                                               (Restated)     (Restated)
NUMERATORS:
  INCOME FROM CONTINUING OPERATIONS:
     Income from continuing operations - basic.................    $ 2,621     $   13,748     $   17,192
     Amounts allocated to dilutive securities..................        608          3,431          4,230
                                                                   -------     ----------     ----------
     Income from continuing operations - fully diluted.........    $ 3,229     $   17,179     $   21,422
                                                                   =======     ==========     ==========

  INCOME FROM DISCONTINUED OPERATIONS:
     Income from discontinued operations - basic...............    $ 1,405     $   11,384     $   14,695
     Amounts allocated to dilutive securities..................        328          2,573          3,556
                                                                   -------     ----------     ----------
     Income from discontinued operations - fully diluted.......    $ 1,733     $   13,957     $   18,251
                                                                   =======     ==========     ==========

  NET INCOME AVAILABLE FOR COMMON SHARES:
     Net income available for Common Shares - basic............    $ 4,026     $   25,132     $   31,887
     Amounts allocated to dilutive securities..................        936          6,004          7,786
                                                                   -------     ----------     ----------
     Net income available for Common Shares - fully diluted....    $ 4,962     $   31,136     $   39,673
                                                                   =======     ==========     ==========

DENOMINATOR:
  Weighted average Common Shares outstanding - basic...........     22,849         22,077         21,617
  Effect of dilutive securities:
  Redemption of Common OP Units for Common Shares .............      6,067          5,342          5,403
  Employee stock options and restricted shares.................        549            583            612
                                                                   -------     ----------     ----------
  Weighted average Common Shares outstanding - fully diluted...     29,465         28,002         27,632
                                                                   =======     ==========     ==========

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - COMMON STOCK AND OTHER EQUITY RELATED TRANSACTIONS

      The following table presents the changes in the Company's outstanding Common Stock for the years ended December 31, 2004, 2003 and 2002 (excluding OP Units of 6,340,805, 5,312,387 and 5,359,927 outstanding at December 31, 2004,
2003 and 2002, respectively):

                                                                                2004               2003              2002
                                                                             ----------         ----------        ----------
Shares outstanding at January 1,...................................          22,563,348         22,093,240        21,562,343
     Common Stock issued through conversion of OP Units............              95,769             47,540            66,447
     Common Stock issued through exercise of options...............             196,834            302,526           282,959
     Common Stock issued through stock grants......................                  --             35,000           108,341
     Common Stock issued through Employee Stock Purchase Plan......              81,241             85,042            73,150
     Common Stock repurchased and retired..........................                  --                 --                --
                                                                             ----------         ----------        ----------
Shares outstanding at December 31,.................................          22,937,192         22,563,348        22,093,240
                                                                             ==========         ==========        ==========

      As of December 31, 2004 and 2003, the Company's percentage ownership of the Operating Partnership was approximately 78.5% and 80%, respectively. The remaining approximately 21.5% and 20%, respectively, is owned by the Common OP Unitholders.

      On September 30, 1999, the Operating Partnership completed a $125 million private placement of 9.0% Series D Cumulative Perpetual Preferred Units ("POP Units") with two institutional investors. The POP Units, which are callable by the Company after five years, have no stated maturity or mandatory redemption. The Operating Partnership pays distributions of 9.0% per annum on the $125 million of POP Units. Distributions on the POP Units are paid quarterly on the last calendar day of each quarter.

      The following distributions have been declared and paid to common stockholders and Minority Interests since January 1, 2002:

DISTRIBUTION
 AMOUNT PER      FOR THE QUARTER         SHAREHOLDER
   SHARE             ENDING              RECORD DATE          PAYMENT DATE
------------    ------------------    ------------------    -----------------
$0.4750             March 31, 2002        March 29, 2002      April 12, 2002
$0.4750              June 30, 2002         June 28, 2002       July 12, 2002
$0.4750         September 30, 2002    September 27, 2002    October 11, 2002
$0.4750          December 31, 2002     December 27, 2002    January 10, 2003

$0.4950             March 31, 2003        March 28, 2003      April 11, 2003
$0.4950              June 30, 2003         June 27, 2003       July 11, 2003
$0.4950         September 30, 2003    September 26, 2003    October 10, 2003
$  8.00          December 31, 2003       January 8, 2004    January 16, 2004

$0.0125             March 31, 2004        March 26, 2004       April 9, 2004
$0.0125              June 30, 2004         June 25, 2004        July 9, 2004
$0.0125         September 30, 2004    September 24, 2004     October 8, 2004
$0.0125          December 31, 2004     December 31, 2004    January 14, 2005

      On December 12, 2003, we declared a one-time special distribution of $8.00 per share payable to stockholders of record on January 8, 2004. We used proceeds from the $501 million borrowing in October 2003 to pay the special distribution on January 16, 2004. The special cash dividend was reflected on stockholders' 2004 1099-DIV issued in January 2005.

      In connection with the $501 million borrowing and subsequent special distribution, on February 27, 2004, the Company contributed all of its assets to MHC Trust, a newly formed Maryland real estate investment trust, including the Company's entire partnership interest in Operating Partnership. The Company determined that a taxable transaction in connection with the special distribution to stockholders would be in the Company's best interests. This was accomplished by the contribution of the Company's interest in the Operating Partnership to MHC Trust in exchange for all the common and preferred stock of MHC Trust. Due to the Company's tax basis in its interest in the Operating Partnership, the Company

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - COMMON STOCK AND OTHER EQUITY RELATED TRANSACTIONS (CONTINUED)

recognized $180 million of taxable income as a result of its contribution, as opposed to a nontaxable reduction of the Company's tax basis in its interest in the Operating Partnership. This restructuring resulted in a step-up in the Company's tax basis in its assets, generating future depreciation deductions, which in turn will reduce the Company's future distribution requirements. The Company intends to continue to qualify as a REIT under the Code, with its assets consisting of interests in MHC Trust. MHC Trust, in turn, intends to also qualify as a real estate investment trust under the Code and will be the general partner of the Operating Partnership. On May 1, 2004, in connection with the restructuring, MHC Trust sold cumulative preferred stock to a limited number of unaffiliated investors.

      The Company adopted, effective July 1, 1997, the 1997 Non-Qualified Employee Stock Purchase Plan ("ESPP"). Pursuant to the ESPP, certain employees and directors of the Company may each annually acquire up to $250,000 of Common Stock of the Company. The aggregate number of shares of Common Stock available under the ESPP shall not exceed 1,000,000, subject to adjustment by the Company's Board of Directors. The Common Stock may be purchased monthly at a price equal to 85% of the lesser of: (a) the closing price for a share of Common Stock on the last day of the offering period; and (b) the closing price for a share of Common Stock on the first day of the offering period. Shares of Common Stock issued through the ESPP for the years ended December 31, 2004, 2003 and 2002 were 80,955, 82,943 and 71,107, respectively.

NOTE 6 - INVESTMENT IN REAL ESTATE

      Investment in Real Estate is comprised of (amounts in thousands):

Properties Held for Long Term

                                                                                DECEMBER 31,     DECEMBER 31,
                                                                                    2004             2003
                                                                                ------------     ------------
Investment in real estate:
   Land....................................................................     $    462,619     $    274,811
   Land improvements.......................................................        1,406,246          874,456
   Buildings and other depreciable property................................          124,357          119,249
                                                                                ------------     ------------
                                                                                   1,993,222        1,268,516
   Accumulated depreciation................................................         (309,277)        (260,226)
                                                                                ------------     ------------
     Net investment in real estate.........................................     $  1,683,945     $  1,008,290
                                                                                ============     ============

Properties Held for Sale

                                                                                DECEMBER 31,     DECEMBER 31,
                                                                                    2004             2003
                                                                                ------------     ------------
Investment in real estate:
   Land....................................................................     $      7,968     $      7,992
   Land improvements.......................................................           32,677           31,329
   Buildings and other depreciable property................................            1,923            1,868
                                                                                ------------     ------------
                                                                                      42,568           41,189
   Accumulated depreciation................................................          (13,590)         (12,271)
                                                                                ------------     ------------
     Net investment in real estate.........................................     $     28,978     $     28,918
                                                                                ============     ============

      Land improvements consist primarily of improvements such as grading, landscaping and infrastructure items such as streets, sidewalks or water mains. Depreciable property consists of permanent buildings in the Properties such as clubhouses, laundry facilities, maintenance storage facilities, and furniture, fixtures and equipment.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVESTMENT IN REAL ESTATE (CONTINUED)

      All acquisitions have been accounted for utilizing the purchase method of accounting and, accordingly, the results of operations of acquired assets are included in the statements of operations from the dates of acquisition. We acquired all of these Properties from unaffiliated third parties. During the three years ended December 31, 2004, the Company acquired the following Properties (amounts in millions, except site information):

      1)    During the year ended December 31, 2004, we acquired the following
            Properties:

                                                                                       REAL                NET
  CLOSING DATE               PROPERTY                   LOCATION        TOTAL SITES   ESTATE     DEBT     EQUITY
-----------------   ----------------------------   ------------------   -----------   -------   -------   ------
ACQUISITIONS:
January 15, 2004    O'Connell's                    Amboy, IL                  668     $   6.6   $   5.0   $  1.6
January 30, 2004    Spring Gulch                   New Holland, PA            420         6.4       4.8      1.6
February 3, 2004    Paradise                       Mesa, AZ                   950        25.7      20.0      5.7
February 18, 2004   Twin Lakes                     Chocowinity, NC            400         5.2       3.8      1.4
February 19, 2004   Lakeside                       New Carlisle, IN            95         1.7        --      1.7
February 5, 2004    Diversified Portfolio          Various                  2,567        64.0      41.6     20.9
February 17, 2004   NHC Portfolio (a)              Various                 11,311       235.0     159.0     69.0
May 3, 2004         Viewpoint                      Mesa, AZ                 1,928        81.3      44.0     37.3
May 12, 2004        Cactus Gardens                 Yuma, AZ                   430         7.9       4.9      3.0
May 13, 2004        Monte Vista                    Mesa, AZ                   832        45.8      23.0     22.8
May 14, 2004        GE Portfolio                   Various                  1,155        52.9      37.7     15.2
September 8, 2004   Yukon Trails                   Lyndon Station, WI         214         2.2        --      2.2
November 10, 2004   Thousand Trails Portfolio(b)   Various                 17,911       161.8     120.0     42.2
November 4, 2004    Caledonia                      Caledonia, WI              247         1.5        --      1.5
December 30, 2004   Fremont                        Fremont, WI                325         5.7       4.3      1.4

a) On February 17, 2004, the Company acquired 93% of PAMI entities' interests in 28 Properties. On July 1, 2004, the Company acquired the remaining minority interest of the PAMI entities for a combination of $1.0 million in cash and common OP units. On December 20, 2004, the Company redeemed the common OP Units for $4.5 million.

b) On November 10, 2004 the Company provided a long-term lease of the real estate to Thousand Trails, which will continue to operate the Properties for its members. The lease will generate $16 million of income to the Company on an absolute triple net basis subject to annual escalations of 3.25%. The initial term of the lease is 15 years, with two five-year renewal options.

      In connection with the 2004 acquisitions and not reflected in the table above the Company acquired inventory of approximately $1.2 million, other assets of $4.9 million, rents received in advance of approximately $13.6 million and other liabilities of approximately $5.8 million. The Company also issued common OP Units for value of approximately $32.2 million. Additional equity was funded through our line of credit and funds from operations.

      2)    During the year ended December 31, 2003, we acquired the following
            Properties:

                                                                   REAL                  NET
  CLOSING DATE        PROPERTY       LOCATION      TOTAL SITES    ESTATE      DEBT      EQUITY
-----------------    -----------    -----------    -----------    -------    -------    ------
ACQUISITIONS:
December 3, 2003     Toby's         Arcadia, FL        379        $   4.3    $    --    $  4.3
December 15, 2003    Araby Acres    Yuma, AZ           337            5.7        3.2       2.5
December 15, 2003    Foothill       Yuma, AZ           180            1.8        1.4       0.4

      The acquisitions were funded with monies held in short-term investments. The acquisitions included the assumption of liabilities of approximately $0.6 million. Also during 2003, we acquired a parcel of land adjacent to one of our Properties for approximately $0.1 million.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVESTMENT IN REAL ESTATE (CONTINUED)

      3)    During the year ended December 31, 2002, we acquired the following
            Properties:

                                                                               REAL                NET
  CLOSING DATE           PROPERTY              LOCATION         TOTAL SITES   ESTATE     DEBT     EQUITY
-----------------   -------------------   -------------------   -----------   -------   -------   ------
ACQUISITIONS:
March 12, 2002      Mt. Hood Village      Welches, OR               450       $   7.2   $    --   $  7.2
July 10, 2002       Harbor View Village   New Port Richey, FL       471          15.5       8.1      7.4
July 31, 2002       Golden Sun            Apache Junction, AZ       329           6.3       3.1      3.2
July 31, 2002       Countryside           Apache Junction, AZ       560           7.5        --      7.5
July 31, 2002       Holiday Village       Ormond Beach, FL          301          10.4       7.1      3.3
July 31, 2002       Breezy Hill           Pompano Beach, FL         762          20.5      10.5     10.0
August 14, 2002     Highland Woods        Pompano Beach, FL         148           3.9       2.5      1.4
August 7, 2002      Tropic Winds          Harlingen, TX             531           4.9        --      4.9
October 1, 2002     Silk Oak Lodge        Clearwater, FL            180           6.2       3.9      2.3
December 18, 2002   Hacienda Village      New Port Richey, FL       519          16.8      10.2      6.6
December 31, 2002   Glen Ellen            Clearwater, FL            117           2.4       2.5       --

      The acquisitions were funded with borrowings on our Line of Credit and the assumption of $47.9 million of mortgage debt, which includes a $3.0 million discount mark-to-market adjustment. In addition, we purchased adjacent land and land improvements for several Properties for approximately $0.6 million.

      During the three years ended December 31, 2004 the Company disposed of the following Properties. The operating results have been reflected in discontinued operations.

      1) During the year ended December 31, 2004, we sold one Property located in Lake Placid, Florida for a selling price of $3.4 million, with net proceeds of $0.8 million received in July 2004. No gain or loss on disposition was recognized in the period. In addition, we sold approximately 1.4 acres of land in Montana for a gain and net proceeds of $0.6 million.

      2) During the year ended December 31, 2003, we sold the three Properties listed in the table below. Proceeds from the sales were used to repay amounts on the Company's Line of Credit.

                                                            TOTAL     DISPOSITION       GAIN ON
DATE DISPOSED          PROPERTY             LOCATION        SITES        PRICE            SALE
-------------      -----------------     --------------     -----     ------------    ------------
                                                                      ($ millions)    ($ millions)
June 6, 2003       Independence Hill     Morgantown, WV      203        $   3.9       $       2.8
June 6, 2003       Brook Gardens         Hamburg, NY         424           17.8               4.1
June 30, 2003      Pheasant Ridge        Mount Airy, MD      101            5.4               3.9

      3) Also during 2002, we effectively sold 17 Properties as part of a restructuring of the College Heights Joint Venture discussed hereinafter. In addition, we sold Camelot Acres, a 319 site Property in Burnsville, Minnesota, for approximately $14.2 million.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVESTMENT IN REAL ESTATE (CONTINUED)

      The following table illustrates the effect on net income and earnings per share if the Company had consummated the acquisitions during the year ended December 2004 and 2003 on January 1, 2004 and 2003, respectively (amounts in thousands, except per share data):

                                                         FOR THE YEARS ENDED DECEMBER 31,
          Pro Forma Information (unaudited):                 2004               2003
                                                         ------------       -------------
Property operating revenues............................  $    300,258       $     290,101
                                                         ============       =============

Income from continuing operations......................  $      5,677       $      18,587
                                                         ============       =============

Net income available for Common Shares.................  $      7,114       $      30,166
                                                         ============       =============

Earnings per Common Share - Basic:
  Income from continuing operations...................   $       0.25       $        0.84
  Net income available for Common Shares...............  $       0.31       $        1.36

Earnings per Common Share - Fully Diluted:
  Income from continuing operations....................  $       0.24       $        0.84
  Net income available for Common Shares...............  $       0.30       $        1.34

      We actively seek to acquire additional Properties and currently are engaged in negotiations relating to the possible acquisition of a number of Properties. At any time these negotiations are at varying stages which may include contracts outstanding to acquire certain Properties which are subject to satisfactory completion of our due diligence review.

      The following table summarizes the results of operations of Properties held for sale or sold through March 31, 2005 and the required reclassification of the operating results of all such Properties for the years ended December 31, 2004, 2003 and 2002 (amounts in thousands):

                                                              2004           2003           2002
                                                            --------       --------       --------
Rental income........................................       $  6,785       $  8,670       $ 11,868
Utility and other income.............................            642            760          1,198
                                                            --------       --------       --------
    Property operating revenues......................          7,427          9,430         13,066

Property operating expenses..........................          3,930          4,607          5,693
                                                            --------       --------       --------
    Income from property operations..................          3,497          4,823          7,373

(Loss) income from home sales operations and other...            (52)           (22)            24

Interest.............................................           (961)          (191)            (8)
Amortization.........................................            (34)            (5)            --
Depreciation.........................................         (1,353)        (1,474)        (2,151)
                                                            --------       --------       --------
    Total other expenses.............................         (2,348)        (1,670)        (2,159)
                                                            --------       --------       --------

Gain on sale.........................................            636         10,826         13,014
                                                            --------       --------       --------
Income before minority interests from discontinued
  operations.........................................       $  1,733       $ 13,957       $ 18,252
                                                            ========       ========       ========

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INVESTMENT IN JOINT VENTURES

      On February 3, 2004, the Company invested approximately $29.7 million in preferred equity interests (the "Mezzanine Investment") in six entities controlled by Diversified Investments, Inc. ("Diversified"). These entities own in the aggregate 11 Properties, containing 5,054 sites. Approximately $11.7 million of the Mezzanine Investment accrues at a per annum average rate of 10%, with a minimum per annum pay rate of 6.5%, payable quarterly, and approximately $17.9 million of the Mezzanine Investment accrues at a per annum average rate of 11%, with a minimum pay rate of 7%, payable quarterly. To the extent the minimum pay rates on the respective Mezzanine Investments are not achieved, the accrual rates increase to 12% and 13% per annum, respectively. The Company can acquire these Properties in the future at capitalization rates of between 8% and 8.5%, beginning in 2006. In addition, the Company has invested approximately $1.4 million in the Diversified entities managing these 11 Properties, which is included in prepaid expenses and other assets on the Company's Consolidated Balance Sheet as of December 31, 2004.

      During the year ended December 31, 2004, the Company invested approximately $4.1 million with Diversified in 11 separate property-owning entities. The Company can acquire these Properties in the future at capitalization rates of between 8% and 8.5%, beginning in 2006.

      The Company recorded approximately $3.7 million, $0.3 million, and $0.2 million of income from joint ventures, net of $1.2 million, $0.8 million and $0.7 million depreciation, in the years ended December 31, 2004, 2003 and 2002, respectively; and received approximately $5.2 million, $0.8 million and $0.6 million in distributions from joint ventures in the years ended December 31, 2004, 2003, and 2002 respectively. Due to the Company's inability to control the joint ventures, the Company accounts for its investment in the joint ventures using the equity method of accounting.

The following is a summary of the Company's investments in unconsolidated joint ventures:


                                          NUMBER     ECONOMIC    INVESTMENT AS OF  INVESTMENT AS OF
         PROPERTY            LOCATION    OF SITES  INTEREST (a)   DEC. 31, 2004     DEC. 31, 2003
-----------------------  --------------  --------  ------------  ----------------  ----------------
                                                                  (in thousands)    (in thousands)
Trails West              Tucson, AZ           503        50%     $          1,731  $          1,752
Plantation               Calimesa, CA         385        50%                3,032             2,825
Manatee                  Bradenton, FL         --        90%                   --                45
Home                     Hallandale, FL       136        90%                   --             1,082
Villa del Sol            Sarasota, FL         207        90%                  630               654
Voyager                  Tucson, AZ           767        25%                3,010             4,412
Mezzanine Investments    Various            5,054        --                31,207                --
Indian Wells             Indio, CA            350        30%                  271                --
Diversified Investments  Various            4,443        25%                3,702                --
                                         --------                ----------------  ----------------
                                           11,845                $         43,583  $         10,770
                                         ========                ================  ================

(a) The percentages shown approximate the Company's economic interest. The Company's legal ownership interest may differ.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INVESTMENT IN JOINT VENTURES (CONTINUED)

UNCONSOLIDATED REAL ESTATE JOINT VENTURE FINANCIAL INFORMATION

      The following tables represent combined summarized financial information of the unconsolidated real estate joint ventures.

            BALANCE SHEETS AS OF DECEMBER 31,

                                       2004            2003
                                   --------------  --------------
                                   (in thousands)  (in thousands)
ASSETS
    Real estate, net.............  $      183,480  $       49,899
    Other assets.................          22,646           4,723
                                   --------------  --------------
TOTAL ASSETS.....................         206,126          54,622
                                   ==============  ==============

LIABILITIES
    Mortgage debt & other loans..  $      152,682  $       39,253
    Other liabilities............          13,485           8,393
    Partner's equity.............          39,959           6,976
                                   --------------  --------------
TOTAL LIABILITIES AND EQUITY.....  $      206,126  $       54,622
                                   ==============  ==============

            STATEMENT OF OPERATIONS



                                   FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------
                                        2004              2003
                                   --------------    --------------
                                   (in thousands)    (in thousands)
Rentals..........................   $      27,941    $        9,632
Other Income.....................           5,390             2,241
                                   --------------    --------------
TOTAL REVENUES...................          33,331            11,873

EXPENSES
Operating expenses...............   $      16,454    $        6,709
Interest ........................           7,558             2,852
Other Income & Expenses..........           2,672               203
Depreciation & Amortization......          10,165               676
                                   --------------    --------------
TOTAL EXPENSES...................          36,849            10,440

                                   --------------    --------------
NET (LOSS) INCOME................  ($       3,518)   $        1,433
                                   ==============    ==============

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - NOTES RECEIVABLE

      At December 31, 2004 and 2003, the Company had approximately $13.3 million and $11.6 million in notes receivable, respectively. On December 28, 2000, the Company, in connection with the Voyager Joint Venture, entered into an agreement to loan $3.0 million to certain principals of Meadows Management Company. The notes are collateralized with a combination of Common OP Units and partnership interests in this and other joint ventures. The notes bear interest at prime plus 0.5% per annum, require quarterly interest only payments and mature on December 31, 2011. The outstanding balance on these notes as of December 31, 2004 is $0.4 million.

      The Company has approximately $12.9 million in Chattel Loans receivable, which yield interest at a per annum average rate of approximately 9.0%, have an average term and amortization of 5 to 15 years, require monthly principal and interest payments and are collateralized by homes at certain of the Properties.

NOTE 9 - EMPLOYEE NOTES RECEIVABLE

      As of December 31, 2004 and 2003, the Company had employee notes receivable of $0 million. During 2003, approximately $2.7 million of notes receivable were repaid. These notes were collateralized by shares of the Company's Common Stock and are presented as a reduction of Stockholders' Equity.

NOTE 10 - LONG-TERM BORROWINGS

      As of December 31, 2004 and December 31, 2003, the Company had outstanding mortgage indebtedness for Properties held for the long-term of approximately $1,402 million and $1,061 million, respectively, and $15 million as of December 31, 2003 and 2004 for Properties held for sale, encumbering 165 and 114 of the Company's Properties, respectively. As of December 31, 2004 and December 31, 2003, the carrying value of such Properties was approximately $1,653 million and $1,124 million, respectively.

MORTGAGE DEBT OUTSTANDING

      - Approximately $499.2 million of mortgage debt (the Recap) consisting of 49 loans collateralized by 51 Properties beneficially owned by separate legal entities that are Subsidiaries of the Company, which we closed on October 17, 2003. Of this Mortgage Debt, $166.1 million bears interest at 5.35% per annum and matures November 1, 2008; $80.6 million bears interest at 5.72% per annum and matures November 1, 2010; $79.1 million bears interest at 6.02% per annum and matures November 1, 2013; and $173.4 million bears interest at 6.33% per annum and matures November 1, 2015. The Mortgage Debt amortizes over 30 years.

      - A $265.0 million mortgage note (the "$265 Million Mortgage") collateralized by 28 Properties beneficially owned by MHC Financing Limited Partnership. The $265 Million Mortgage has a maturity date of January 2, 2028 and bears interest at 7.015% per annum. There is no principal amortization until February 1, 2008, after which principal and interest are to be paid from available cash flow and the interest rate will be reset at a rate equal to the then 10-year U.S. Treasury obligations plus 2.0%. The $265 Million Mortgage is presented net of a settled hedge of $3.0 million (net of accumulated amortization of $466,969), which is being amortized into interest expense over the life of the loan.

      - A $90.5 million mortgage note (the "DeAnza Mortgage") collateralized by 6 Properties beneficially owned by MHC-DeAnza Financing Limited Partnership. The DeAnza Mortgage bears interest at a rate of 7.82% per annum, amortizes beginning August 1, 2000 over 30 years and matures July 1, 2010.

      - A $48.4 million mortgage note (the "Stagecoach Mortgage") collateralized by 7 Properties beneficially owned by MHC Stagecoach L.L.C. The Stagecoach Mortgage bears interest at a rate of 6.98% per annum, amortizes beginning September 1, 2001 over 10 years and matures September 1, 2011.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - LONG-TERM BORROWINGS (CONTINUED)

      - A $43.7 million mortgage note (the "Bay Indies Mortgage") collateralized by one Property beneficially owned by MHC Bay Indies, L.L.C. The Bay Indies Mortgage bears interest at a rate of 5.69% per annum, amortizes beginning April 17, 2003 over 25 years and matures May 1, 2013.

      - A $15.2 million mortgage note (the "Date Palm Mortgage") collateralized by one Property beneficially owned by MHC Date Palm, L.L.C. The Date Palm Mortgage bears interest at a rate of 7.96% per annum, amortizes beginning August 1, 2000 over 30 years and matures July 1, 2010

      - Approximately $457.9 million of mortgage debt on 71 other Properties, which was recorded at fair market value with the related discount or premium being amortized over the life of the loan using the effective interest rate method. Scheduled maturities for the outstanding indebtedness are at various dates through November 1, 2027, and fixed interest rates range from 5.16% to 8.55% per annum. Included in this debt, the Company has a $2.4 million loan recorded to account for a direct financing lease entered into in May 1997. Approximately $157 million of debt was assumed in the acquisition of 28 Properties during the twelve months ended December 31, 2004.

UNSECURED TERM LOAN OUTSTANDING

      - The Company entered into a Term Loan agreement, pursuant to which it borrowed $120 million, on an unsecured basis, at LIBOR plus 1.75% per annum. The loan will be due and payable on November 10, 2007, unless this initial maturity date is extended by the borrower for an additional two years upon satisfaction of certain conditions. Proceeds from this debt were used to acquire KTTI Holding Company, Inc. as part of the Thousand Trails transaction.

UNSECURED LINES OF CREDIT OUTSTANDING

      - The Company entered into a $110 million facility with a group of banks in December 2003, bearing interest at LIBOR plus 1.65% per annum that matures on August 9, 2006, which can be extended for an additional year to 2007. As of December 31, 2004, $35.7 million was available under this facility.

      - The Company entered into a $50 million facility with Wells Fargo Bank in May 2004, bearing interest at LIBOR plus 1.65% per annum that matures on May 4, 2006, which can be extended for an additional year to 2007. As of December 31, 2004, $8.5 million was available under this facility.

      In December 2004, we fixed $180 million of this floating rate debt for 1 year with a weighted average rate of 4.7% per annum.

      Aggregate payments of principal on long-term borrowings for each of the next five years and thereafter are as follows (amounts in thousands):

                 YEAR                      AMOUNT
--------------------------------------  -----------
                 2005                   $    18,742
                 2006                       169,770
                 2007                       432,350
                 2008                       203,903
                 2009                        70,558
              Thereafter                    748,349
Net unamortized premiums and discounts        9,379
                                        -----------
                Total                   $ 1,653,051
                                        ===========

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - LEASE AGREEMENTS

      The leases entered into between the customer and the Company for the rental of a site are generally month-to-month or for a period of one to ten years, renewable upon the consent of the parties or, in some instances, as provided by statute. Non-cancelable long-term leases are in effect at certain sites within approximately 37 of the Properties. Rental rate increases at these Properties are primarily a function of increases in the Consumer Price Index, taking into consideration certain floors and ceilings. Additionally, periodic market rate adjustments are made as deemed appropriate. Future minimum rents are scheduled to be received under non-cancelable tenant leases at December 31, 2004 as follows (amounts in thousands):

   YEAR                             AMOUNT
----------                        ---------
   2005                           $  50,916
   2006                              52,062
   2007                              43,537
   2008                              31,983
   2009                              19,106
Thereafter                           44,149
                                  ---------
  Total                           $ 241,753
                                  =========

NOTE 12 - GROUND LEASES

      The Company leases land under non-cancelable operating leases at certain of the Properties expiring in various years from 2022 to 2032 with terms which require 12 equal payments per year plus additional rents calculated as a percentage of gross revenues. For the years ended December 31, 2004, 2003 and 2002, ground lease rent was approximately $1.6 million per year. Minimum future rental payments under the ground leases are approximately $1.6 million for each of the next five years and approximately $23.5 million thereafter.

NOTE 13 - TRANSACTIONS WITH RELATED PARTIES

      Equity Group Investments, Inc. ("EGI"), an entity controlled by Mr. Samuel Zell, Chairman of the Company's Board of Directors, and certain of its affiliates have provided services such as administrative support and investor relations. Fees paid to EGI and its affiliates amounted to approximately $0, $300 and $1,000 for the years ended December 31, 2004, 2003 and 2002, respectively. There were no significant amounts due to these affiliates as of December 31, 2004 and 2003, respectively.

      Certain related entities, affiliated with Mr. Zell, have provided services to the Company. These entities include, but are not limited to, The Riverside Agency, Inc. which provided insurance brokerage services and Two North Riverside Plaza Joint Venture Limited Partnership from which the Company leases office space. Fees paid to these entities amounted to approximately $412,000, $404,000 and $645,000 for the years December 31, 2004, 2003 and 2002, respectively. Amounts due to these entities were approximately $0 and $32,000 as of December 31, 2004 and 2003, respectively. During 2003, we paid $25,000 to J. Green & Co., L.L.C. for services provided by Mr. Berman, the Company's current Chief Financial Officer, prior to his employment by the Company.

      Related party agreements or fee arrangements are generally for a term of one year and approved by independent members of the Company's Board of Directors.

NOTE 14 - STOCK OPTION PLAN AND STOCK GRANTS

      The Company's Stock Option and Stock Award Plan (the "Plan") was adopted in December 1992 and amended and restated from time to time, most recently effective March 23, 2001. Pursuant to the Plan, officers, directors, employees and consultants of the Company are offered the opportunity (i) to acquire shares of Common Stock through the grant of stock options ("Options"), including non-qualified stock options and, for key employees, incentive stock options within the meaning of Section 422 of the Internal Revenue Code; and (ii) to be awarded shares of Common Stock ("Restricted Stock Grants"), subject to conditions and restrictions determined by the Compensation, Nominating, and Corporate Governance Committee of the Company's Board of Directors (the "Compensation Committee"). The Compensation

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN AND STOCK GRANTS (CONTINUED)

Committee will determine the vesting schedule, if any, of each Option and the term, which term shall not exceed ten years from the date of grant. As to the Options that have been granted through December 31, 2004 to officers, employees and consultants, generally, one-third are exercisable one year after the initial grant, one-third are exercisable two years following the date such Options were granted and the remaining one-third are exercisable three years following the date such Options were granted. A maximum of 6,000,000 shares of Common Stock are available for grant under the Plan and no more than 250,000 shares may be subject to grants to any one individual in any calendar year.

      Grants under the Plan are made by the Compensation Committee, which determines the individuals eligible to receive awards, the types of awards, and the terms, conditions and restrictions applicable to any award. In addition, the terms of two specific types of awards are contemplated under the Plan:

      - The first type of award is a grant of Options or Restricted Stock Grants of Common Stock made to each member of the Board at the meeting held immediately after each annual meeting of the Company's stockholders. Generally, if the director elects to receive Options, the grant will cover 10,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. If the director elects to receive a Restricted Stock Grant of Common Stock, he or she will receive an award of 2,000 shares of Common Stock. Exercisability or vesting with respect to either type of award will be with respect to one-third of the award after six months, two-thirds of the award after one year, and the full award after two years.

      - The second type of award is a grant of Common Stock in lieu of 50% of their bonus otherwise payable to individuals with a title of Vice President or above. A recipient can request that the Compensation Committee pay a greater or lesser portion of the bonus in shares of Common Stock.

      Prior to 2003, we accounted for our stock compensation in accordance with APB No. 25, "Accounting for Stock Issued to Employees", based upon the intrinsic value method. This method results in no compensation expense for Options issued with an exercise price equal to or exceeding the market value of the Common Stock on the date of grant. Effective January 1, 2003, we elected to account for our stock-based compensation in accordance with SFAS No. 123 and its amendment (SFAS No. 148), "Accounting for Stock Based Compensation", which will result in compensation expense being recorded based on the fair value of the Options and other equity awards issued. SFAS No. 148 provides three possible transition methods for changing to the fair value method. We have elected to use the modified-prospective method. This method requires that we recognize stock-based employee compensation cost from the beginning of the fiscal year in which the recognition provisions are first applied as if the fair value method had been used to account for all employee awards granted, or settled in fiscal years beginning after December 15, 1994. The following table illustrates the effect on net income and earnings per share as if the fair value method was applied to all outstanding and unvested awards in each period presented (amounts in thousands, except per share data):


                                                       2004           2003           2002
                                                   ------------   ------------   ------------
                                                                    (Restated)     (Restated)
Net income available for Common Shares
   as reported...........................          $      4,026   $     25,132   $     31,887
Add: Stock-based compensation expense
   included in net income as reported....                 2,899          2,139          2,185
Deduct: Stock-based compensation
   expense determined under the fair
   value based method for all awards.....                (2,899)        (2,139)        (2,086)
                                                   ------------   ------------   ------------
Pro forma net income available for
   Common Shares.........................          $      4,026   $     25,132   $     31,986
                                                   ============   ============   ============
Pro forma net income per Common
   Share - Basic.........................          $       0.18   $       1.14   $       1.48
                                                   ============   ============   ============
Pro forma net income per Common
   Share - Fully Diluted.................          $       0.17   $       1.11   $       1.44
                                                   ============   ============   ============

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN AND STOCK GRANTS (CONTINUED)

      Restricted Stock Grants

      In 2002, the Company awarded Restricted Stock Grants for 69,750 shares of Common Stock to certain members of senior management of the Company. These Restricted Stock Grants vest over three years, but may be restricted for a period of up to ten years depending upon certain performance benchmarks tied to increases in funds from operations being met. The fair market value of these Restricted Stock Grants of approximately $2.2 million as of the date of grant was treated in 2002 as deferred compensation and amortized in accordance with their vesting.

      In 2004, the Company awarded Restricted Stock Grants for 135,000 shares of Common Stock to certain members of senior management of the Company. These Restricted Stock Grants vest over three years, but may be restricted for a period of up to ten years depending upon certain performance benchmarks tied to increases in funds from operations being met. The fair market value of these Restricted Stock Grants was approximately $5.0 million as of the date of grant and is recorded as compensation expense and paid in capital over the three year vesting period.

      In 2004, 2003 and 2002, the Company awarded Restricted Stock Grants for 40,000, 35,000 and 16,000 shares of Common Stock, respectively, to directors with a fair market value of approximately $1,386,000, $733,000 and $376,000 in 2004, 2003 and 2002, respectively.

      The Company recognized compensation expense of approximately $2.7, $1.8 and $1.5 million related to Restricted Stock Grants in 2004, 2003 and 2002 respectively. The balance of unamortized deferred compensation as of December 31, 2004 and 2003 was approximately $0.2 and $0.5 million, respectively.

      Stock Options

      The fair value of each grant is estimated on the grant date using the Black-Scholes model. The following table includes the assumptions that were made and the estimated fair values:

ASSUMPTION                                 2004        2003        2002
                                         ---------   --------   ----------
                                                                (pro forma)
Dividend yield                                 5.9%       5.6%         6.3%
Risk-free interest rate                        4.7%       3.5%         3.5%
Expected life                             10 years    5 years      5 years
Expected volatility                             16%        14%          19%
                                         ---------   --------   ----------
Estimated Fair Value of Options Granted  $  57,000   $ 40,600   $   37,432

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTION PLAN AND STOCK GRANTS (CONTINUED)

      In January 2004, approximately 1.2 million options were repriced in connection with the special dividend paid on January 16, 2004 (see Note 5). A summary of the Company's stock option activity, and related information for the years ended December 31, 2004, 2003 and 2002 follows:

                                                WEIGHTED AVERAGE
                              SHARES SUBJECT   EXERCISE PRICE PER
                                TO OPTIONS           SHARE
                              --------------   ------------------
Balance at December 31, 2001       1,828,348          23.44
    Options granted                   20,000          33.55
    Options exercised               (282,959)         20.48
    Options canceled                 (49,492)         24.94
                                   ---------
Balance at December 31, 2002       1,515,897          24.08
    Options granted                   20,000          32.67
    Options exercised               (302,526)         21.06
    Options canceled                  (9,437)         25.60
                                   ---------
Balance at December 31, 2003       1,223,934          24.95
    Options granted                1,212,367          17.28
    Options exercised               (195,737)         15.47
    Options canceled              (1,194,568)         25.04
                                   ---------
Balance at December 31, 2004       1,045,996          17.74
                                   =========

The following table summarizes information regarding Options outstanding at December 31, 2004:

                                        OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                          ----------------------------------------------  --------------------------
                                         WEIGHTED
                                          AVERAGE
                                        OUTSTANDING                                      WEIGHTED
                                        CONTRACTUAL     WEIGHTED AVERAGE                 AVERAGE
RANGE OF EXERCISE PRICES    OPTIONS   LIFE (IN YEARS)    EXERCISE PRICE     OPTIONS   EXERCISE PRICE
------------------------  ----------  ---------------  -----------------  ----------  --------------
    $7.62 to $14.00          169,467        1.6              $11.88          169,467      $11.88
    $15.69 to $18.99         680,475        4.4              $17.38          680,475      $17.38
    $22.65 to $31.53         196,054        7.4              $24.06          176,052      $23.47
                           ---------        ---              ------        ---------      ------
                           1,045,996        4.5              $17.74        1,025,994      $17.51
                           =========        ===              ======        =========      ======

      As of December 31, 2004, 2003 and 2002, 1,942,025 shares, 2,119,152 shares, and 2,166,686 shares remained available for grant, respectively; of these 861,525 shares, 1,038,853 shares, and 1,073,853 shares, respectively, remained available for Restricted Stock Grants.

NOTE 15 - PREFERRED STOCK

      The Company's Board of Directors is authorized under the Company's charter, without further stockholder approval, to issue, from time to time, in one or more series, 10,000,000 shares of $.01 par value preferred stock (the "Preferred Stock"), with specific rights, preferences and other attributes as the Board may determine, which may include preferences, powers and rights that are senior to the rights of holders of the Company's Common Stock. However, under certain circumstances, the issuance of preferred stock may require stockholder approval pursuant to the rules and regulations of The New York Stock Exchange. As of December 31, 2004 and 2003, no Preferred Stock was issued by the Company.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SAVINGS PLAN

      The Company has a qualified retirement plan, with a salary deferral feature designed to qualify under Section 401 of the Code (the "401(k) Plan"), to cover its employees and those of its Subsidiaries, if any. The 401(k) Plan permits eligible employees of the Company and those of any Subsidiary to defer up to 19% of their eligible compensation on a pre-tax basis subject to certain maximum amounts. In addition, the Company will match dollar-for-dollar the participant's contribution up to 4% of the participant's eligible compensation.

      In addition, amounts contributed by the Company will vest, on a prorated basis, according to the participant's vesting schedule. After five years of employment with the Company, the participants will be 100% vested for all amounts contributed by the Company. Additionally, a discretionary profit sharing component of the 401(k) Plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. All employee contributions are 100% vested. The Company's contribution to the 401(k) Plan was approximately $545,271, $240,000, and $248,000, for the years ended December 31, 2004, 2003, and 2002, respectively.

      The Company has established a supplemental executive retirement plan (the "SERP") to provide certain officers and directors an opportunity to defer a portion of their eligible compensation in order to save for retirement and for the education of their children. The SERP is restricted to investments in Company common shares, certain marketable securities that have been specifically approved, or cash equivalents. In accordance with EITF 97-14 "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested", the deferred compensation liability represented in the SERP and the securities issued to fund such deferred compensation liability are consolidated by the Company on the balance sheet. Assets held in the SERP are included in other assets and are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Company shares held in the SERP are classified in stockholders equity due to the inability of the Company to repurchase these shares.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

DEANZA SANTA CRUZ

      The customers of DeAnza Santa Cruz Mobile Estates, a Property located in Santa Cruz, California, brought several actions opposing fees and charges in connection with water service at the Property. As a result of one action, the Company rebated approximately $36,000 to the customers. The DeAnza Santa Cruz Homeowners Association ("HOA") then proceeded to a jury trial alleging these "overcharges" entitled them to an award of punitive damages. In January 1999, a jury awarded the HOA $6.0 million in punitive damages. On December 21, 2001 the California Court of Appeal for the Sixth District reversed the $6.0 million punitive damage award, the related award of attorneys' fees, and, as a result, all post-judgment interest thereon, on the basis that punitive damages are not available as a remedy for a statutory violation of the California Mobilehome Residency Law ("MRL"). The decision of the appellate court left the HOA, the plaintiff in this matter, with the right to seek a new trial in which it must prove its entitlement to either the statutory penalty and attorneys' fees available under the MRL or punitive damages based on causes of action for fraud, misrepresentation or other tort. In order to resolve this matter, the Company accrued for and agreed to pay $201,000 to the HOA. This payment resolved the punitive damages claim. The HOA's attorney made a motion asking for an award of attorneys' fees and costs in the amount of approximately $1.5 million as a result of this resolution of the litigation. On April 2, 2003 the court awarded attorney's fees to the HOA's attorney in the amount of $593,000 and court costs of approximately $20,000. The Company appealed this award. On July 13, 2004, the California Court of Appeal affirmed the award of attorney's fees in favor of the HOA's attorney.

OTHER CALIFORNIA RENT CONTROL LITIGATION

      As part of the Company's effort to realize the value of its Properties subject to rent control, the Company has initiated lawsuits against several municipalities in California. The Company's goal is to achieve a level of regulatory fairness in California's rent control jurisdictions, and in particular those jurisdictions that prohibit increasing rents to market upon turnover. This regulatory feature, called vacancy control, allows tenants to sell their homes for a premium representing the value of the future discounted rent-controlled rents. In the Company's view, such regulation results in a transfer of the value of the Company's stockholders' land, which would otherwise be reflected in market rents, to tenants

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

upon the sales of their homes in the form of an inflated purchase price that cannot be attributed to the value of the home being sold. As a result, in the Company's view, the Company loses the value of its asset and the selling tenant leaves the Property with a windfall premium. The Company has discovered through the litigation process that certain municipalities considered condemning the Company's Properties at values well below the value of the underlying land. In the Company's view, a failure to articulate market rents for sites governed by restrictive rent control would put the Company at risk for condemnation or eminent domain proceedings based on artificially reduced rents. Such a physical taking, should it occur, could represent substantial lost value to stockholders. The Company is cognizant of the need for affordable housing in the jurisdictions, but asserts that restrictive rent regulation with vacancy control does not promote this purpose because the benefits of such regulation are fully capitalized into the prices of the homes sold. The Company estimates that the annual rent subsidy to tenants in these jurisdictions is approximately $15 million. In a more well balanced regulatory environment, the Company would receive market rents that would eliminate the subsidy and homes would trade at or near their intrinsic value.

      In connection with such efforts, the Company announced it has entered into a settlement agreement with the City of Santa Cruz, California and that, pursuant to the settlement agreement, the City amended its rent control ordinance to exempt the Company's Property from rent control as long as the Company offers a long term lease which gives the Company the ability to increase rents to market upon turnover and bases annual rent increases on the CPI. The settlement agreement benefits the Company's stockholders by allowing them to receive the value of their investment in this Property through vacancy decontrol while preserving annual CPI based rent increases in this age restricted Property.

      The Company has filed two lawsuits in Federal court against the City of San Rafael, challenging its rent control ordinance on constitutional grounds. The Company believes that one of those lawsuits was settled by the City agreeing to amend the ordinance to permit adjustments to market rent upon turnover. The City subsequently rejected the settlement agreement. The Court initially found the settlement agreement was binding on the City, but then reconsidered and determined to submit the claim of breach of the settlement agreement to a jury. In October 2002, the first case against the City went to trial, based on both breach of the settlement agreement and the constitutional claims. A jury found no breach of the settlement agreement; the Company then filed motions asking the Court to rule in its favor on that claim, notwithstanding the jury verdict. The Court has postponed decision on those motions and on the constitutional claims, pending a ruling on some property rights issues by the United States Supreme Court. In the event that the Court does not rule in favor of the Company on either the settlement agreement or the constitutional claims, then the Company has pending claims seeking a declaration that it can close the Property and convert it to another use.

      The Company's efforts to achieve a balanced regulatory environment incentivize tenant groups to file lawsuits against the Company seeking large damage awards. The homeowners association at Contempo Marin ("CMHOA"), a 396 site Property in San Rafael, California, sued the Company in December 2000 over a prior settlement agreement on a capital expenditure pass-through after the Company sued the City of San Rafael in October 2000 alleging its rent control ordinance is unconstitutional. In the Contempo Marin case, the CMHOA prevailed on a motion for summary judgment on an issue that permits the Company to collect only $3.72 out of a monthly pass-through amount of $7.50 that the Company believes had been agreed to by the CMHOA in a settlement agreement. On May 23, 2004, the California Court of Appeal affirmed the trial court's order dismissing the Company's claims against the City of San Rafael. The trial court has set a trial date in the second quarter of 2005 on the CMHOA's remaining claims for damages. The Company intends to vigorously defend this matter. The Company believes that such lawsuits will be a consequence of the Company's efforts to change rent control since tenant groups actively desire to preserve the premium value of their homes in addition to the discounted rents provided by rent control. The Company has determined that its efforts to rebalance the regulatory environment despite the risk of litigation from tenant groups are necessary not only because of the $15 million annual subsidy to tenants, but also because of the condemnation risk.

      Similarly, in June 2003, the Company won a judgment against the City of Santee in California Superior Court (case no. 777094). The effect of the judgment was to invalidate, on state law grounds, two (2) rent control ordinances the City of Santee had enforced against the Company and other property owners. However, the Court allowed the City to continue to enforce a rent control ordinance that predated the two invalid ordinances (the "prior ordinance"). As a result of the judgment the Company was entitled to collect a one-time rent increase based upon the difference in annual adjustments between the invalid ordinance(s) and the prior ordinances and to adjust its base rents to reflect what the Company could have charged had the prior ordinance been continually in effect. The City of Santee appealed the

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

judgment. The court of appeal and California Supreme Court refused to stay enforcement of these rent adjustments pending appeal. After the City was unable to obtain a stay, the City and the tenant association each sued the Company in separate actions alleging the rent adjustments pursuant to the judgment violate the prior ordinance (Case Nos. GIE 020887 and GIE 020524). They seek to rescind the rent adjustments, refunds of amounts paid, and penalties and damages in these separate actions. On January 25, 2005, the California Court of Appeal reversed the judgment in part and affirmed it in part with a remand. The Court of Appeal affirmed that one ordinance was unlawfully adopted and therefore void and that the second ordinance contained unconstitutional provisions. However, the Court ruled the City had the authority to cure the issues with the first ordinance retroactively. On remand the trial court is directed to decide the issue of damages to the Company which the Company believes is consistent with the Company receiving the economic benefit of invalidating one of the ordinances and also consistent with the Company's position that it is entitled to market rent and not merely a higher amount of regulated rent. The Company will petition the Supreme Court of California for review of certain aspects of this decision. The Company intends to vigorously defend the two new lawsuits. In addition, the Company has sued the City of Santee in Federal court alleging all three of the ordinances are unconstitutional under the Fifth Amendment to the United States Constitution because they fail to substantially advance a legitimate state interest. Thus, it is the Company's position that the ordinances are subject to invalidation as a matter of law in the Federal court action. Separately, the Federal District Court granted the City's Motion for Summary Judgment in the Company's Federal Court lawsuit. This decision was based not on the merits, but on procedural grounds, including that the Company's claims were moot given its success in the state court case. The Company intends to appeal this ruling and believes the outcome will be affected by the cases currently before the Ninth Circuit and United States Supreme Court.

      Moreover, in July 2004, the Ninth Circuit Court of Appeal decided the case of Cashman v. City of Cotati, a Property owner's challenge to the City's rent control ordinance, and stated that a rent control ordinance that does not on its face provide for a mechanism to prevent the capture of a premium is unconstitutional, as a matter of law, absent sufficient externalities rendering a premium unavailable. This reasoning supports the legal position the Company has put forth in its opposition to rent control in general and vacancy control in particular. The City of Cotati has petitioned the Ninth Circuit for rehearing and that petition is pending. In addition, in October 2004, the United States Supreme Court granted certiorari in State of Hawaii vs. Chevron USA, Inc., a Ninth Circuit Court of Appeal case that upholds the standard that a regulation must substantially advance a legitimate state purpose in order to be constitutionally viable. The case was argued before the United States Supreme Court on February 22, 2005. The ultimate outcome of these cases will guide the Company's continued efforts to realize the value of its Properties which are subject to rent control and the Company's efforts to achieve a level of regulatory fairness in rent control jurisdictions.

OTHER

      The Company is involved in various other legal proceedings arising in the ordinary course of business. Additionally, in the ordinary course of business, the Company's operations are subject to audit by various taxing authorities. Management believes that all proceedings herein described or referred to, taken together, are not expected to have a material adverse impact on the Company. In addition, to the extent any such proceedings or audits relate to newly acquired Properties, the Company considers any potential indemnification obligations of sellers in favor of the Company.

                        EQUITY LIFESTYLE PROPERTIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following is unaudited quarterly data for 2004 and 2003 (amounts in thousands, except for per share amounts):

                                                               FIRST        SECOND       THIRD      FOURTH
                                                              QUARTER      QUARTER      QUARTER     QUARTER
                           2004                                 3/31         6/30        9/30        12/31
-----------------------------------------------------------  ---------   ----------   ----------   ---------
                                                             (Restated)   (Restated)   (Restated)  (Restated)
Total revenues (a).........................................  $  78,325   $   84,932   $   87,592   $  94,618
Income from continuing operations (a)......................  $   3,786   $      245   $   (1,074)  $    (336)
Income from discontinued operations (a)....................  $     724   $      215   $      210   $     256
Net income (loss) available to common stockholders.........  $   4,510   $      460   $     (864)  $     (80)

Weighted average Common Shares outstanding - Basic.........     22,674       22,737       22,829      22,906
Weighted average Common Shares outstanding - Diluted.......     27,986       28,655       29,335      29,360

Net income (loss) per Common Share outstanding - Basic.....  $    0.20   $     0.02   $    (0.04)  $   (0.00)
Net income (loss) per Common Share outstanding - Diluted...  $    0.19   $     0.02   $    (0.04)  $   (0.00)

(a) Amounts may differ from previously disclosed amounts due to reclassification of discontinued operations.

                                                                FIRST      SECOND        THIRD      FOURTH
                                                               QUARTER     QUARTER      QUARTER     QUARTER
                           2003                                  3/31       6/30         9/30        12/31
-----------------------------------------------------------  ---------   ----------   ----------   ---------
                                                             (Restated)  (Restated)   (Restated)   (Restated)
Total revenues (a).........................................  $  62,531   $   64,710   $   66,783   $  69,189
Income from continuing operations (a)......................  $   6,400   $    3,903   $    3,834   $    (389)
Income from discontinued operations (a)....................  $     863   $   10,094   $      752   $    (325)
Net income (loss) available to common stockholders.........  $   7,263   $   13,997   $    4,586   $    (714)

Weighted average Common Shares outstanding - Basic.........     21,918       22,027       22,114      22,247
Weighted average Common Shares outstanding - Diluted.......     27,276       27,371       27,458      27,568

Net income (loss) per Common Share outstanding - Basic.....  $    0.33   $     0.64   $     0.21   $   (0.03)
Net income (loss) per Common Share outstanding - Diluted...  $    0.32   $     0.62   $     0.20   $   (0.03)

(a) Amounts may differ from previously disclosed amounts due to reclassification of discontinued operations.

                                   SCHEDULE II

                        EQUITY LIFESTYLE PROPERTIES, INC.
                      VALUATION AND QUALIFICATION ACCOUNTS
                                DECEMBER 31, 2004

                                                                  ADDITIONS
                                                           ----------------------
                                               BALANCE AT              CHARGED TO                  BALANCE AT
                                               BEGINNING   CHARGED TO    OTHER                       END OF
                                                OF PERIOD    INCOME     ACCOUNTS    DEDUCTIONS(1)    PERIOD
                                               ----------  ----------  ----------   -------------  -----------
For the year ended December 31, 2002:

     Allowance for doubtful accounts.........  $  300,000  $  940,565   $      --     ($540,565)   $   700,000
For the year ended December 31, 2003:

     Allowance for doubtful accounts.........  $  700,000  $  820,822   $      --     ($693,822)   $   827,000
For the year ended December 31, 2004:

     Allowance for doubtful accounts.........  $  827,000  $1,182,000  ($ 145,000)    ($834,000)   $ 1,030,000


(1) Deductions represent tenant receivables deemed uncollectible.

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                               Costs Capitalized
                                                                                 Subsequent to       Gross Amount Carried
                                                             Initial Cost to       Acquisition            at Close of
                                                                 Company         (Improvements)         Period 12/31/04
                                                            ------------------ ------------------  -------------------------
                                                                   Depreciable        Depreciable        Depreciable
        Real Estate             Location       Encumbrances  Land   Property   Land    Property    Land   Property    Total
-------------------------- ------------------  ------------ ------ ----------- ----   -----------  ----- -----------  ------
Apollo Village             Phoenix         AZ      3,997       932    3,219       0        578       932     3,797     4,729
Araby Acres                Yuma            AZ      3,222     1,440    4,345       0         12     1,440     4,357     5,797
The Highlands at Brentwood Mesa            AZ     10,910     1,997    6,024       0        738     1,997     6,762     8,759
Cactus Gardens             Yuma            AZ      4,849     1,992    5,984       0         12     1,992     5,996     7,988
Carefree Manor             Phoenix         AZ      3,394       706    3,040       0        222       706     3,262     3,968
Casa del Sol #1            Peoria          AZ     10,629     2,215    6,467       0      1,235     2,215     7,702     9,917
Casa del Sol #2            Glendale        AZ      9,983     2,103    6,283       0        928     2,103     7,211     9,314
Casa del Sol #3            Glendale        AZ     11,015     2,450    7,452       0        375     2,450     7,827    10,277
Central Park               Phoenix         AZ      5,103     1,612    3,784       0        641     1,612     4,425     6,037
Countryside                Phoenix         AZ      3,737     2,056    6,241       0        206     2,056     6,447     8,503
Desert Paradise            Yuma            AZ      1,452       666    2,011       0          4       666     2,015     2,681
Desert Skies               Phoenix         AZ      5,046       792    3,126       0        296       792     3,422     4,214
Fairview Manor             Tucson          AZ      5,048     1,674    4,708       0      1,113     1,674     5,821     7,495
Foothill                   Yuma            AZ      1,350       459    1,402       0         16       459     1,418     1,877
Golden Sun                 Scottsdale      AZ      2,976     1,678    5,049       0         48     1,678     5,097     6,775
Hacienda De Valencia       Mesa            AZ      6,063       833    2,701       0      2,123       833     4,824     5,657
Monte Vista                Mesa            AZ     22,844    11,402   34,355       0        157    11,402    34,512    45,914
Palm Shadows               Glendale        AZ      8,471     1,400    4,218       0        391     1,400     4,609     6,009
Paradise                   Sun City        AZ     19,813     6,414   19,263       0         56     6,414    19,319    25,733
Sedona Shadows             Sedona          AZ      2,465     1,096    3,431       0        538     1,096     3,969     5,065
Suni Sands                 Yuma            AZ      3,172     1,249    3,759       0          7     1,249     3,766     5,015
Sunrise Heights            Phoenix         AZ      5,636     1,000    3,016       0        413     1,000     3,429     4,429
The Mark                   Mesa            AZ      8,826     1,354    4,660       6        846     1,360     5,506     6,866
The Meadows                Tempe           AZ     12,436     2,613    7,887       0      1,103     2,613     8,990    11,603
Viewpoint                  Mesa            AZ     43,703    24,890   56,340       0         99    24,890    56,439    81,329
Whispering Palms           Phoenix         AZ      3,219       670    2,141       0        182       670     2,323     2,993
California Hawaiian        San Jose        CA     26,968     5,825   17,755       0      1,581     5,825    19,336    25,161
Colony Park                Ceres           CA      5,826       890    2,837       0        319       890     3,156     4,046
Concord Cascade            Pacheco         CA      5,411       985    3,016       0      1,047       985     4,063     5,048
Contempo Marin             San Rafael      CA     25,233     4,787   16,379       0      2,376     4,787    18,755    23,542
Coralwood                  Modesto         CA      6,200         0    5,047       0        276         0     5,323     5,323
Date Palm Country Club     Cathedral City  CA     15,194     4,138   14,064     -23      3,416     4,115    17,480    21,595
Date Palm                  Cathedral City  CA          0         0      216       0         47         0       263       263
Four Seasons               Fresno          CA          0       756    2,348       0        245       756     2,593     3,349
Laguna Lake                San Luis Obispo CA      4,916     2,845    6,520       0        252     2,845     6,772     9,617

                           Accumulated    Date of
        Real Estate        Depreciation Acquisition
-------------------------- ------------ -----------
Apollo Village                (1,302)      1994
Araby Acres                     (158)      2003
The Highlands at Brentwood    (2,566)      1993
Cactus Gardens                  (102)      2004
Carefree Manor                  (803)      1998
Casa del Sol #1               (1,587)      1996
Casa del Sol #2               (1,458)      1996
Casa del Sol #3               (1,722)      1998
Central Park                  (2,947)      1983
Countryside                     (510)      2002
Desert Paradise                  (63)      2004
Desert Skies                    (809)      1998
Fairview Manor                (1,352)      1998
Foothill                         (52)      2003
Golden Sun                      (407)      2002
Hacienda De Valencia          (2,475)      1984
Monte Vista                     (766)      2004
Palm Shadows                  (1,837)      1993
Paradise                        (592)      2004
Sedona Shadows                  (979)      1997
Suni Sands                      (116)      2004
Sunrise Heights               (1,227)      1994
The Mark                      (1,892)      1994
The Meadows                   (3,091)      1994
Viewpoint                     (1,096)      2004
Whispering Palms                (580)      1998
California Hawaiian           (4,884)      1997
Colony Park                     (899)      1998
Concord Cascade               (2,467)      1983
Contempo Marin                (6,419)      1994
Coralwood                     (1,350)      1997
Date Palm Country Club        (5,722)      1994
Date Palm                       (100)      1994
Four Seasons                    (665)      1997
Laguna Lake                   (1,693)      1998

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                                 Costs Capitalized
                                                                                   Subsequent to        Gross Amount Carried
                                                               Initial Cost to      Acquisition             at Close of
                                                                  Company         (Improvements)          Period 12/31/04
                                                             ------------------- -------------------  --------------------------
                                                                     Depreciable         Depreciable        Depreciable
      Real Estate              Location         Encumbrances  Land     Property   Land    Property    Land   Property     Total
------------------------ ---------------------  ------------ ------  ----------- ------  -----------  ----- -----------   ------
Lamplighter              Spring Valley      CA      3,761       633        2,201      0       675       633       2,876    3,509
Las Palmas               Rialto             CA      3,807     1,295        3,866      0        20     1,295       3,886    5,181
Meadowbrook              Santee             CA          0     4,345       12,528      0     1,522     4,345      14,050   18,395
Monte del Lago           Castroville        CA      7,673     3,150        9,469      0     1,464     3,150      10,933   14,083
Quail Meadows            Riverbank          CA      5,280     1,155        3,469      0       293     1,155       3,762    4,917
Nicholson Plaza          San Jose           CA          0         0        4,512      0        72         0       4,584    4,584
Pacific Dunes Ranch      California Central
                         Coast              CA      6,025     1,940        5,632      0        27     1,940       5,659    7,599
Parque La Quinta         Rialto             CA      5,105     1,799        5,450      0       -45     1,799       5,405    7,204
Rancho Mesa              El Cajon           CA      9,600     2,130        6,389      0       249     2,130       6,638    8,768
Rancho Valley            El Cajon           CA      3,624       685        1,902      0       794       685       2,696    3,381
Royal Holiday            Hemet              CA          0       778        2,643      0       374       778       3,017    3,795
Royal Oaks               Visalia            CA          0       602        1,921      0       281       602       2,202    2,804
DeAnza Santa Cruz        Santa Cruz         CA      6,871     2,103        7,201      0       317     2,103       7,518    9,621
Santiago Estates         Sylmar             CA     16,205     3,562       10,767      0       769     3,562      11,536   15,098
Sea Oaks                 Los Osos           CA          0       871        2,703      0       267       871       2,970    3,841
Sunshadow                San Jose           CA          0         0        5,707      0       137         0       5,844    5,844
Tahoe Valley Campground  Lake Tahoe         CA      2,246     1,357        4,071      0        12     1,357       4,083    5,440
Village of Four Seasons  San Jose           CA     15,332     5,229       15,714      0        18     5,229      15,732   20,961
Westwinds (4 properties) San Jose           CA          0         0       17,616      0     5,116         0      22,732   22,732
Bear Creek               Sheridan           CO      4,880     1,100        3,359      0       248     1,100       3,607    4,707
Cimarron                 Broomfield         CO      4,541       863        2,790      0       584       863       3,374    4,237
Golden Terrace           Golden             CO      4,246       826        2,415      0       720       826       3,135    3,961
Golden Terrace South     Golden             CO      2,400       750        2,265      0       617       750       2,882    3,632
Golden Terrace West      Golden             CO      8,328     1,694        5,065      0      1011     1,694       6,076    7,770
Hillcrest Village        Aurora             CO     10,504     1,912        5,202    289     2,397     2,201       7,599    9,800
Holiday Hills            Denver             CO     14,746     2,159        7,780      0     3,819     2,159      11,599   13,758
Holiday Village CO       Co. Springs        CO      3,471       567        1,759      0       912       567       2,671    3,238
Pueblo Grande            Pueblo             CO      1,867       241        1,069      0       432       241       1,501    1,742
Woodland Hills           Denver             CO      7,390     1,928        4,408      0     2,407     1,928       6,815    8,743
Aspen Meadows            Rehoboth Beach     DE      5,620     1,148        3,460      0       338     1,148       3,798    4,946
Camelot Meadows          Rehoboth Beach     DE      7,304       527        2,058  1,251     3,719     1,778       5,777    7,555
Mariners Cove            Millsboro          DE     16,452       990        2,971      0     3,909       990       6,880    7,870
McNicol                  Rehoboth Beach     DE      2,710       563        1,710      0        72       563       1,782    2,345
Sweetbriar               Rehoboth Beach     DE      3,040       498        1,527      0       377       498       1,904    2,402
Waterford Estates        Bear               DE     30,954     5,250       16,202      0       614     5,250      16,816   22,066
Whispering Pines         Lewes              DE      9,871     1,536        4,609      0      1005     1,536       5,614    7,150

                         Accumulated     Date of
      Real Estate        Depreciation  Acquisition
------------------------ ------------  -----------
Lamplighter                    (1,853)    1983
Las Palmas                        (76)    2004
Meadowbrook                    (3,073)    1998
Monte del Lago                 (2,612)    1997
Quail Meadows                    (844)    1998
Nicholson Plaza                (1,126)    1997
Pacific Dunes Ranch
                                 (178)    2004
Parque La Quinta                 (197)    2004
Rancho Mesa                    (1,453)    1998
Rancho Valley                  (1,633)    1983
Royal Holiday                    (606)    1998
Royal Oaks                       (554)    1997
DeAnza Santa Cruz              (2,553)    1994
Santiago Estates               (2,710)    1998
Sea Oaks                         (720)    1997
Sunshadow                      (1,464)    1997
Tahoe Valley Campground          (124)    2004
Village of Four Seasons          (349)    2004
Westwinds (4 properties)       (5,844)    1997
Bear Creek                       (833)    1998
Cimarron                       (2,227)    1983
Golden Terrace                 (1,868)    1983
Golden Terrace South             (717)    1997
Golden Terrace West            (3,399)    1986
Hillcrest Village              (4,843)    1983
Holiday Hills                  (7,158)    1983
Holiday Village CO             (1,583)    1983
Pueblo Grande                    (968)    1983
Woodland Hills                 (2,522)    1994
Aspen Meadows                    (894)    1998
Camelot Meadows                (1,318)    1998
Mariners Cove                  (2,868)    1987
McNicol                          (410)    1998
Sweetbriar                       (496)    1998
Waterford Estates              (3,037)    1996
Whispering Pines               (2,844)    1998

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                                Costs Capitalized
                                                                                  Subsequent to          Gross Amount Carried
                                                              Initial Cost to      Acquisition               at Close of
                                                                  Company        (Improvements)            Period 12/31/04
                                                            ------------------- -------------------   ---------------------------
                                                                    Depreciable         Depreciable           Depreciable
      Real Estate             Location        Encumbrances   Land     Property   Land    Property     Land     Property    Total
----------------------- --------------------  ------------  ------  ----------- ------  -----------   ------  -----------  ------
Maralago Cay            Lantana           FL        21,600   5,325       15,420      0     3,073       5,325     18,493    23,818
Barrington Hills        Port Richey       FL         3,220   1,145        3,437      0         0       1,145      3,437     4,582
Bay Indies              Venice            FL        43,662  10,483       31,559     10     3,482      10,493     35,041    45,534
Bay Lake Estates        Nokomis           FL         3,807     990        3,390      0       951         990      4,341     5,331
Breezy Hill             Pompano Beach     FL        10,065   5,510       16,555      0       112       5,510     16,667    22,177
Buccaneer               N. Ft. Myers      FL        14,140   4,207       14,410      0     1,183       4,207     15,593    19,800
Bulow Village Resort    Flagler Beach     FL             0       0          228      0        56           0        284       284
Bulow Village           Flagler Beach     FL        10,268   3,637          949      0     5,458       3,637      6,407    10,044
Carefree Cove           Fort Lauderdale   FL         4,777   1,741        5,170      0        79       1,741      5,249     6,990
Carriage Cove           Daytona Beach     FL         8,010   2,914        8,682      0       788       2,914      9,470    12,384
Coachwood               Leesburg          FL         4,238   1,607        4,822      0        19       1,607      4,841     6,448
Coral Cay               Margate           FL        20,874   5,890       20,211      0     3,129       5,890     23,340    29,230
Coquina                 St Augustine      FL             0   5,286        5,545      0     8,856       5,286     14,401    19,687
Meadows at Countrywood  Plant City        FL        18,273   4,514       13,175      0     3,869       4,514     17,044    21,558
Country Place           New Port Richey   FL         8,346     663            0     18     7,106         681      7,106     7,787
Country Side North      Vero Beach        FL        17,328   3,711       11,133      0     1,663       3,711     12,796    16,507
Crystal Isles           Crystal River     FL         2,832     926        2,787      0         5         926      2,792     3,718
Down Yonder             Largo             FL         7,707   2,652        7,981      0        69       2,652      8,050    10,702
East Bay Oaks           Largo             FL         5,493   1,240        3,322      0       563       1,240      3,885     5,125
Eldorado Village        Largo             FL         3,946     778        2,341      0       563         778      2,904     3,682
Fort Myers Beach Resort Fort Myers Beach  FL         4,428   1,493        4,480      0         1       1,493      4,481     5,974
Glen Ellen              Clearwater        FL         2,395     627        1,882      0        26         627      1,908     2,535
Grand Island            Grand Island      FL             0   1,723        5,208    125     2,606       1,848      7,814     9,662
Gulf Air Resort         Fort Myers Beach  FL         4,021   1,609        4,830      0        13       1,609      4,843     6,452
Gulf View               Punta Gorda       FL         1,698     717        2,158      0         3         717      2,161     2,878
Hacienda Village        New Port Richey   FL         9,842   4,362       13,088      0       454       4,362     13,542    17,904
Harbor Lakes            Port Charlotte    FL         8,997   3,384       10,154      0        17       3,384     10,171    13,555
Harbor View             New Port Richey   FL         7,932   4,045       12,146      0        54       4,045     12,200    16,245
Heritage Village        Vero Beach        FL        13,520   2,403        7,259      0       690       2,403      7,949    10,352
Highland Wood           Pompano Beach     FL         2,358   1,043        3,130      0        10       1,043      3,140     4,183
Hillcrest               Clearwater        FL         4,236   1,278        3,928      0       750       1,278      4,678     5,956
Holiday Ranch           Largo             FL         3,785     925        2,866      0       227         925      3,093     4,018
Holiday Village FL      Vero Beach        FL             0     350        1,374      0       139         350      1,513     1,863
Holiday Village         Ormond Beach      FL         6,972   2,610        7,837      0       121       2,610      7,958    10,568
Indian Oaks             Rockledge         FL         4,389   1,089        3,376      0       728       1,089      4,104     5,193
Lake Fairways           N. Ft. Myers      FL        30,460   6,075       18,134     35     1,443       6,110     19,577    25,687

                         Accumulated     Date of
      Real Estate        Depreciation  Acquisition
----------------------- -------------  -----------
Maralago Cay                 (4,258)      1997
Barrington Hills               (105)      2004
Bay Indies                  (12,148)      1994
Bay Lake Estates             (1,455)      1994
Breezy Hill                  (1,294)      2002
Buccaneer                    (5,350)      1994
Bulow Village Resort            (51)      2001
Bulow Village                (1,391)      1994
Carefree Cove                  (119)      2004
Carriage Cove                (2,292)      1998
Coachwood                      (148)      2004
Coral Cay                    (7,538)      1994
Coquina                      (1,571)      1999
Meadows at Countrywood       (3,540)      1998
Country Place                (2,834)      1986
Country Side North           (3,154)      1998
Crystal Isles                   (85)      2004
Down Yonder                    (631)      1998
East Bay Oaks                (2,579)      1983
Eldorado Village             (1,850)      1983
Fort Myers Beach Resort        (137)      2004
Glen Ellen                     (135)      2002
Grand Island                   (868)      2001
Gulf Air Resort                (148)      2004
Gulf View                       (66)      2004
Hacienda Village               (922)      2002
Harbor Lakes                   (310)      2004
Harbor View                    (954)      2002
Heritage Village             (2,769)      1994
Highland Wood                  (243)      2002
Hillcrest                    (1,195)      1998
Holiday Ranch                  (747)      1998
Holiday Village FL             (389)      1998
Holiday Village                (621)      2002
Indian Oaks                  (1,051)      1998
Lake Fairways                (6,537)      1994

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                                       Costs Capitalized
                                                                                         Subsequent to      Gross Amount Carried
                                                                    Initial Cost to       Acquisition            at Close of
                                                                       Company          (Improvements)         Period 12/31/04
                                                                   ------------------  -----------------  -------------------------
                                                                          Depreciable        Depreciable        Depreciable
       Real Estate                Location           Encumbrances  Land    Property    Land    Property   Land    Property   Total
-------------------------  -----------------------  -------------  -----  -----------  ----- -----------  ----- ----------- -------
Lake Haven                 Dunedin              FL          8,109  1,135        4,047      0       2,384  1,135       6,431   7,566
Lake Magic                 Orlando              FL          2,818  1,595        4,793      0          45  1,595       4,838   6,433
Lakewood Village           Melbourne            FL          9,818  1,862        5,627      0         716  1,862       6,343   8,205
Lazy Lakes                 Florida Keys         FL          2,048    816        2,449      0           3    816       2,452   3,268
Lighthouse Pointe          Port Orange          FL         12,535  2,446        7,483     23         894  2,469       8,377  10,846
Manatee                    Sarasota North       FL          5,244  2,300        6,903      0          20  2,300       6,923   9,223
Mid-Florida Lakes          Leesburg             FL         22,639  5,997       20,635      0       5,070  5,997      25,705  31,702
Oak Bend                   Ocala                FL          5,772    850        2,572      0         866    850       3,438   4,288
Park City West             Fort Lauderdale      FL          7,613  4,187       12,561      0          11  4,187      12,572  16,759
Pasco                      Tampa North          FL          3,072  1,494        4,484      0           2  1,494       4,486   5,980
Pickwick                   Port Orange          FL         10,280  2,803        8,870      0         490  2,803       9,360  12,163
Pine Lakes                 N. Ft. Myers         FL         31,055  6,306       14,579     21       5,447  6,327      20,026  26,353
Pioneer Village            N. Ft. Myers         FL         10,379  4,116       12,353      0          39  4,116      12,392  16,508
Royal Coachman             Nokomis              FL         15,140  5,321       15,978      0          19  5,321      15,997  21,318
Shangri La                 Largo                FL          4,496  1,730        5,200      0          36  1,730       5,236   6,966
Sherwood Forest            Kissimmee            FL         27,103  4,852       14,596      0       3,775  4,852      18,371  23,223
Sherwood Forest Resort     Kissimmee            FL              0  2,870        3,621    568       1,409  3,438       5,030   8,468
Silk Oak                   Clearwater           FL          3,771  1,670        5,028      0          65  1,670       5,093   6,763
Silver Dollar              Odessa               FL          9,171  4,107       12,431      0          67  4,107      12,498  16,605
Sixth Ave.                 Zephryhills          FL          2,260    839        2,518      0           8    839       2,526   3,365
Southernaire               Mt. Dora             FL          2,092    798        2,395      0          10    798       2,405   3,203
Southern Palms             Eustis               FL          5,652  2,169        5,884      0       1,531  2,169       7,415   9,584
Spanish Oaks               Ocala                FL          7,008  2,250        6,922      0         877  2,250       7,799  10,049
Sunshine Key               Florida Keys         FL         16,522  5,273       15,822      0          23  5,273      15,845  21,118
Sunshine Holiday           Daytona Beach        FL          6,667  2,001        6,004      0          15  2,001       6,019   8,020
Sunshine Holiday RV & MHP  Fort Lauderdale      FL          8,509  3,099        9,286      0          18  3,099       9,304  12,403
Sunshine Travel            Vero Beach           FL          4,404  1,603        4,813      0          31  1,603       4,844   6,447
Oaks at Countrywood        Plant City           FL          1,300  1,111        2,513   -265       1,475    846       3,988   4,834
Terra Ceia                 Palmetto             FL          2,528    967        2,905      0          15    967       2,920   3,887
The Heritage               N. Ft. Myers         FL          9,663  1,438        4,371    346       3,317  1,784       7,688   9,472
The Lakes at Countrywood   Plant City           FL          9,712  2,377        7,085      0         862  2,377       7,947  10,324
The Meadows, FL            Palm Beach Gardens   FL          6,049  3,229        9,870      0       1,145  3,229      11,015  14,244
Toby's                     Arcadia              FL          3,391  1,093        3,280      0          17  1,093       3,297   4,390
Topics RV                  Spring Hill          FL          2,235    853        2,568      0           2    853       2,570   3,423
Tropical Palms             Kissimmee            FL         19,595  5,677       17,071      0         127  5,677      17,198  22,875
Vacation Village           St. Petersburg       FL          2,528  1,315        3,946      0           3  1,315       3,949   5,264

                            Accumulated    Date of
       Real Estate         Depreciation  Acquisition
-------------------------  ------------  -----------
Lake Haven                       (3,292)    1983
Lake Magic                         (146)    2004
Lakewood Village                 (2,212)    1994
Lazy Lakes                          (75)    2004
Lighthouse Pointe                (2,033)    1998
Manatee                            (211)    2004
Mid-Florida Lakes                (8,117)    1994
Oak Bend                         (1,243)    1993
Park City West                     (384)    2004
Pasco                              (137)    2004
Pickwick                         (2,160)    1998
Pine Lakes                       (6,580)    1994
Pioneer Village                    (377)    2004
Royal Coachman                     (488)    2004
Shangri La                         (159)    2004
Sherwood Forest                  (4,055)    1998
Sherwood Forest Resort           (1,101)    1998
Silk Oak                           (355)    2002
Silver Dollar                      (376)    2004
Sixth Ave.                          (91)    2004
Southernaire                        (74)    2004
Southern Palms                   (1,690)    1998
Spanish Oaks                     (2,834)    1993
Sunshine Key                       (483)    2004
Sunshine Holiday                   (183)    2004
Sunshine Holiday RV & MHP          (180)    2004
Sunshine Travel                    (147)    2004
Oaks at Countrywood                (698)    1998
Terra Ceia                          (90)    2004
The Heritage                     (2,475)    1993
The Lakes at Countrywood         (1,049)    2001
The Meadows, FL                  (2,089)    1999
Toby's                             (120)    2003
Topics RV                           (79)    2004
Tropical Palms                     (500)    2004
Vacation Village                   (121)    2004

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                                    Costs Capitalized
                                                                                      Subsequent to      Gross Amount Carried
                                                                 Initial Cost to       Acquisition            at Close of
                                                                     Company         (Improvements)         Period 12/31/04
                                                                ------------------  -----------------  -------------------------
                                                                       Depreciable        Depreciable        Depreciable
          Real Estate              Location       Encumbrances  Land    Property    Land   Property    Land   Property     Total
------------------------------ -----------------  ------------  -----  -----------  ----  -----------  ----- -----------  ------
Windmill Manor                 Bradenton      FL         7,958  2,153        6,125     0        1,137  2,153       7,262   9,415
Windmill Village - Ft. Myers   N. Ft. Myers   FL         8,700  1,417        5,440     0        1,260  1,417       6,700   8,117
Winds of St. Armands North
 (fka Windmill North)          Sarasota       FL         8,842  1,523        5,063     0        1,663  1,523       6,726   8,249
Winds of St. Armands South
(fka Windmill South)           Sarasota       FL         5,464  1,106        3,162     0          830  1,106       3,992   5,098
Five Seasons                   Cedar Rapids   IA             0  1,053        3,436     0          679  1,053       4,115   5,168
Holiday Village, IA            Sioux City     IA             0    313        3,744     0          520    313       4,264   4,577
Golf Vistas                    Monee          IL        14,577  2,843        4,719     0        5,948  2,843      10,667  13,510
O'Connell's                    Amboy          IL         4,955  1,658        4,974     0          148  1,658       5,122   6,780
Willow Lake Estates            Elgin          IL        22,129  6,138       21,033     0        3,816  6,138      24,849  30,987
Forest Oaks (fka Burns Harbor) Chesterton     IN             0    916        2,909     0        1,740    916       4,649   5,565
Lakeside                       New Carlisle   IN             0    426        1,281     0           12    426       1,293   1,719
Oak Tree Village               Portage        IN         4,476      0            0   569        3,607    569       3,607   4,176
Windsong                       Indianapolis   IN             0  1,482        4,480     0          192  1,482       4,672   6,154
Creekside                      Wyoming        MI         3,760  1,109        3,646     0          113  1,109       3,759   4,868
Casa Village                   Billings       MT        11,040  1,011        3,109   157        3,471  1,168       6,580   7,748
Waterway RV Resort             Cedar Point    NC         6,226  2,392        7,185     0            3  2,392       7,188   9,580
Goose Creek Resort             Newport        NC        12,491  4,612       13,848     0          814  4,612      14,662  19,274
Twin Lakes                     Chocowinity    NC         3,739  1,719        3,361     0           19  1,719       3,380   5,099
Del Rey                        Albuquerque    NM             0  1,926        5,800     0          727  1,926       6,527   8,453
Bonanza                        Las Vegas      NV         4,861    908        2,643     0          984    908       3,627   4,535
Boulder Cascade                Las Vegas      NV         8,871  2,995        9,020     0        1,136  2,995      10,156  13,151
Cabana                         Las Vegas      NV         9,245  2,648        7,989     0          301  2,648       8,290  10,938
Flamingo West                  Las Vegas      NV        10,647  1,730        5,266     0        1,273  1,730       6,539   8,269
Villa Borega                   Las Vegas      NV         7,011  2,896        8,774     0          592  2,896       9,366  12,262
Greenwood Village              Manorville     NY        17,468  3,667        9,414   484        3,542  4,151      12,956  17,107
Falcon Wood Village            Eugene         OR         5,200  1,112        3,426     0          213  1,112       3,639   4,751
Quail Hollow                   Fairview       OR             0      0        3,249     0          226      0       3,475   3,475
Shadowbrook                    Clackamas      OR         6,320  1,197        3,693     0          165  1,197       3,858   5,055
Mt. Hood Village               Welches        OR             0  1,817        5,733     0         (302) 1,817       5,431   7,248
Green Acres                    Breinigsville  PA        13,908  2,680        7,479     0        2,817  2,680      10,296  12,976
Spring Gulch                   New Holland    PA         4,819  1,593        4,795     0            6  1,593       4,801   6,394
Country Sunshine               Weslaco        TX         2,266    627        1,881     0            5    627       1,886   2,513
Fun n Sun                      San Benito     TX             0  2,533            0   417        9,828  2,950       9,828  12,778
Lakewood                       Harlingen      TX         1,227    325          979     0            2    325         981   1,306

                              Accumulated    Date of
          Real Estate         Depreciation Acquisition
----------------------------- ------------ -----------
Windmill Manor                   (1,603)      1998
Windmill Village - Ft. Myers     (4,379)      1983
Winds of St. Armands North
 (fka Windmill North)            (3,936)      1983
Winds of St. Armands South
 (fka Windmill South)            (2,443)      1983
Five Seasons                     (1,222)      1998
Holiday Village, IA              (2,553)      1986
Golf Vistas                      (2,126)      1997
O'Connell's                        (173)      2004
Willow Lake Estates              (8,048)      1994
Forest Oaks (fka Burns Harbor)   (1,912)      1993
Lakeside                            (40)      2004
Oak Tree Village                 (1,772)      1987
Windsong                         (1,278)      1998
Creekside                          (896)      1998
Casa Village                     (3,130)      1983
Waterway RV Resort                 (221)      2004
Goose Creek Resort                 (437)      2004
Twin Lakes                         (105)      2004
Del Rey                          (2,602)      1993
Bonanza                          (2,238)      1983
Boulder Cascade                  (2,315)      1998
Cabana                           (2,936)      1994
Flamingo West                    (2,092)      1994
Villa Borega                     (2,266)      1997
Greenwood Village                (2,609)      1998
Falcon Wood Village                (902)      1997
Quail Hollow                       (861)      1997
Shadowbrook                      (1,004)      1997
Mt. Hood Village                   (564)      2002
Green Acres                      (5,077)      1988
Spring Gulch                       (163)      2004
Country Sunshine                    (57)      2004
Fun n Sun                        (2,123)      1998
Lakewood                            (30)      2004

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

                                                                               Costs Capitalized
                                                                                 Subsequent to           Gross Amount Carried
                                                           Initial Cost to        Acquisition                at Close of
                                                               Company           (Improvements)            Period 12/31/04
                                                        ---------------------  ------------------  --------------------------------
                                                                  Depreciable         Depreciable            Depreciable
      Real Estate          Location        Encumbrances   Land      Property    Land    Property     Land      Property    Total
-------------------- --------------------  ------------ --------  -----------  ------ -----------  --------  ----------- ----------
Paradise Park        Rio Grande Valley TX         5,430    1,568        4,705       0           4     1,568        4,709      6,277
Paradise South       Mercedes          TX         1,619      448        1,345       0           5       448        1,350      1,798
Southern Comfort     Weslaco           TX         2,590    1,108        3,323       0           2     1,108        3,325      4,433
Sunshine RV          Harlingen         TX         4,792    1,494        4,484       0           3     1,494        4,487      5,981
Tropic Winds         Harlingen         TX             0    1,221        3,809       0         101     1,221        3,910      5,131
All Seasons          Salt Lake City    UT         3,491      510        1,623       0         211       510        1,834      2,344
Westwood Village     Farr West         UT         7,493    1,346        4,179       0       1,163     1,346        5,342      6,688
Meadows of Chantilly Chantilly         VA        27,494    5,430       16,440       0       3,781     5,430       20,221     25,651
Kloshe Illahee       Federal Way       WA         6,084    2,408        7,286       0         277     2,408        7,563      9,971
Caledonia            Caledonia         WI             0      376        1,127       0           0       376        1,127      1,503
Freemont             Freemont          WI         4,300    1,432        4,296       0           0     1,432        4,296      5,728
Yukon Trails         Lyndon Station    WI             0      547        1,629       0          13       547        1,642      2,189
Thousand Trails                                       0   48,537      113,253       0           0    48,537      113,253    161,790
Realty Systems, Inc.                                  0        0            0       0       4,632         0        4,632      4,632
Management Business                                   0        0          436       0       9,424         0        9,860      9,860
                                           ------------ --------  -----------  ------ -----------  --------  ----------- ----------
                                              1,417,251 $466,556  $ 1,361,519  $4,031 $   203,684  $470,587  $ 1,565,203 $2,035,790
                                           ============ ========  ===========  ====== ===========  ========  =========== ==========

                      Accumulated    Date of
      Real Estate    Depreciation  Acquisition
-------------------- ------------  -----------
Paradise Park                (144)     2004
Paradise South                (41)     2004
Southern Comfort             (102)     2004
Sunshine RV                  (137)     2004
Tropic Winds                 (329)     2002
All Seasons                  (491)     1997
Westwood Village           (1,369)     1997
Meadows of Chantilly       (6,764)     1994
Kloshe Illahee             (1,846)     1997
Caledonia                       0      2004
Freemont                        0      2004
Yukon Trails                  (10)     2004
Thousand Trails              (629)     2004
Realty Systems, Inc.           (2)     2002
Management Business       (10,359)     1990
                        ---------
                        ($322,867)
                        =========

NOTES:

(1) For depreciable property, the Company uses a 30-year estimated life for buildings acquired and structural and land improvements, a ten-to-fifteen year estimated life for building upgrades and a three-to-seven year estimated life for furniture and fixtures.

(2) The schedule excludes Properties in which the Company has a non-controlling joint venture interest and accounts for using the equity method of accounting.

(3) The balance of furniture and fixtures included in the total amounts was approximately $21.3 million as of December 31, 2004.

(4) The aggregate cost of land and depreciable property for Federal income tax purposes was approximately $2.0 billion, as of December 31, 2004.

(5) All Properties were acquired, except for Country Place Village, which was constructed.

                                  SCHEDULE III
                        EQUITY LIFESTYLE PROPERTIES, INC.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2004
                             (AMOUNTS IN THOUSANDS)

The changes in total real estate for the years ended December 31, 2004, 2003 and 2002 were as follows:

                                                 2004             2003             2002
                                              ----------       ----------       ----------
Balance, beginning of year................    $1,309,705       $1,296,007       $1,238,138
    Acquisitions (1)......................       702,538           12,116          107,138
    Improvements..........................        27,082           15,569           24,491
    Dispositions and other................        (3,535)         (13,987)         (73,760)
                                              ----------       ----------       ----------
Balance, end of year......................    $2,035,790       $1,309,705       $1,296,007
                                              ==========       ==========       ==========

(1) Acquisitions for the year ended December 31, 2004 include the non-cash assumption by the Company of $347 million of mortgage debt.

The changes in accumulated depreciation for the years ended December 31, 2004, 2003 and 2002 were as follows:

                                                 2004            2003            2002
                                               --------        --------        --------
Balance, beginning of year................     $272,497        $238,098        $211,878
    Depreciation expense..................       51,703          39,409          37,188
    Dispositions and other................       (1,333)         (5,010)        (10,968)
                                               --------        --------        --------
Balance, end of year......................     $322,867        $272,497        $238,098
                                               ========        ========        ========